AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 20, 2021

Sugarfina Corporation

5275 W Diablo Dr., Suite A1-101

Las Vegas, NV 89118

(855) 784-2734

UP TO 2,213,552 SHARES OF COMMON STOCK (1)

SEE “SECURITIES BEING OFFERED” AT PAGE 50

	Price to Public	Underwriting Discount and Commissions(2)	Proceeds to issuer
Per share/unit	$10.35	0.7245	$9.6255
Total Maximum (3)	$25,847,226.10	$1,781,531.93	$24,065,694.17

(1)	The Company is offering up to 2,500,000 shares of Common Stock, plus up to 250,000 additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level, see “Plan of Distribution.” As of December 2, 2021, the Company has issued 286,448 shares of Common Stock in this Offering before issuance costs.

(2)	The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) and OpenDeal Broker LLC dba the Capital R (“Capital R”) to act as underwriters of this offering as set forth in “Plan of Distribution.” The Company has also retained StartEngine Primary’s affiliate, StartEngine Crowdfunding, Inc., to perform administrative and technology-related functions in connection with this offering. The Company will pay a cash commission of 7% to StartEngine Primary on sales of the Common Stock. For each sale of Common Stock facilitated by Capital R, Capital R will receive a cash commission in an amount equal to 5% of the purchase price, and StartEngine Primary will receive a cash commission in an amount equal to 2% of the purchase price. The Company will also issue warrants to StartEngine Primary to purchase up to 2% of the Common Stock sold through StartEngine Primary (excluding bonus shares) at an exercise price of $10.35 per share. The Company will also issue to the Capital R Common Stock equivalent to 1% of the amount of sales facilitated by Capital R. The Company has also paid a $15,000 advance fee for accountable out of pocket expenses anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. Expenses incurred by Capital R for any escrow agent and payment processing services provided by Prime Trust, LLC (“Escrow Agent”) or any other payment processor will be paid by the Company from the proceeds of this Offering. The Company expects to pay an additional 2% of the sales of the Common Stock for those investment commitments facilitated by Capital R to account for fees related to Prime Trust, LLC’s escrow services. See “Plan of Distribution” on page 58 for details of compensation payable to third parties in connection with the offering.

(3)	Total Maximum proceeds are based on the sale of 79,354 shares of Common Stock purchased at the previous price of $10.00 per share and 207,094 purchased at the current offering price of $10.35 per share. Total maximum proceeds include those shares sold and subscriptions committed at $10 per share and assumes the remaining 2,213,552 shares are sold at the current offering price of $10.35 per share.

The Company expects that the amount of expenses of the Offering that it will pay will be approximately $500,000, not including commissions or state filing fees. For more details, see “Use of Proceeds” on page 20.

The minimum individual investment in this offering is $507.15.

Sales of these securities will commence on approximately [DATE], 2021.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements.

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Investors in this Offering will grant a proxy to the Company’s CEO to vote their shares on all matters put to a vote of the stockholders. In addition, the current majority holder of Common Stock owns 88.15% of the voting power of the Company and, assuming a fully-subscribed offering and issuance of all bonus shares, will continue to own approximately 74% of the voting power of all of the Company’s equity stock at the conclusion of this Offering and therefore control the board. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act of 1934 covering the Common Stock or five years after the execution of the subscription agreement in connection with this offering.

The Company has engaged Prime Trust, LLC, as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. There is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 5.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012.

See “Summary -- Implications of Being an Emerging Growth Company.”

2

In this Offering Circular, the term “the Company” refers to Sugarfina Corporation (formerly Sugarfina Holdings LLC) and its consolidated subsidiaries.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

i

•	semi-annual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

ii

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

iii

SUMMARY

Sugarfina Corporation and its four subsidiaries, Sugarfina USA LLC, Sugarfina Global LLC, Sugarfina Global Canada Ltd, and Sugarfina IP LLC, operate an upscale, luxury candy brand for adults through its e-commerce platform, wholesale, retail accounts, corporate gifting offerings, and retail boutiques in North America, located in major cities such as Los Angeles, New York, Boston, Vancouver, and Toronto. As of the date of this Offering Circular, the Company operated 26 retail boutiques with 6 in Canada and 20 in the United States, including its 10 shop-within-a-shops in Nordstrom department stores. The Company offers additional value with its luxury packaging and premium products like Champagne Bears® made with premium Champagne and Island Pineapples made with real pineapple puree. The Company’s confectionery is made by artisanal candy makers around the world, including in European countries like France, Germany, Italy and Greece.

We acquire our unique candy products and our distinctive packaging from global producers on a purchase order basis. Our candies and packaging are then sent to a co-packer facility in Tijuana, Mexico for assembly as finished product before shipping primarily to our new Las Vegas, Nevada operations center, as well as to a third-party logistics center in San Diego when appropriate for distribution and fulfillment. Our products are primarily sold at price points ranging from $8.95 up to $195 through four primary channels – our e-commerce site, our retail stores, our wholesale channel including such stores as Nordstrom, Paper Source, Neiman Marcus’s, and Bloomingdale’s, and our corporate and custom gifting offering. The Company also has two franchise stores located in Hong Kong. Our business model is based on building brand awareness through these channels and by developing our own signature products and packaging that are design patented as well as trademark and copyright protected.

The Offering

Securities offered	Maximum of 2,500,000 shares of Common Stock, plus an additional 250,000 shares of Common Stock may be offered as Bonus Shares. See “Plan of Distribution.”
Common Stock Outstanding before the offering	12,500,000 Shares
Common Stock Outstanding after the offering (assuming a fully-subscribed offering) (1)(3)	15,250,000 Shares
Use of Proceeds (2)	The net proceeds of this offering will be used primarily for working capital, product development, brand marketing, fees and issuance costs, and to repay working capital advances made by Bristol Luxury Group LLC to the Company.

(1)	Assumes the Company raises $25,000,000 in this offering and issues all available Bonus Shares.

(2)

Bristol Luxury Group LLC (“BLG”) owns 97.76%, as of December 2, 2021, of the Successor Company’s outstanding Common Stock and thus controls the Successor and will control the Company. BLG is 45.08% owned by Bristol Investment Fund, Ltd. (“BIF”), and 45.08% owned by Vendome Trust. Paul L. Kessler, as manager of the investment advisor (Bristol Capital Advisors, LLC) to BIF, has the power to vote and dispose of the interests held by BIF. BIF is indirectly majority owned by Bristol Capital, LLC, a company beneficially owned and controlled by Diana Derycz-Kessler and Paul L. Kessler. The trustees of the Vendome Trust are Diana Derycz-Kessler and Paul L. Kessler. Scott LaPorta separately owns 2% of BLG. Mr. LaPorta is the CEO and a director of the Company and Mr. Kessler and Ms. Derycz-Kessler sit on the Company’s board of directors.

(3)	Does not include shares issuable upon exercise of options issued pursuant to the Company’s 2020 Stock Option Plan (as defined below).

SELECTED RISKS ASSOCIATED WITH OUR BUSINESS

Risks Relating to the Company and Its Business

•	All of our assets are pledged as collateral to our lender, BLG;

•	We have an amount of debt that may be considered significant for a company of our size, and we may incur additional debt in the future, which may materially and adversely affect our business, financial position, results of operations and cash flows;

•

We may not be able to generate sufficient cash to service all of our debt or refinance our obligations and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful;

•	Our success depends on our ability to uphold the reputation of our brand, which will depend on our product quality, the effectiveness of our marketing, and our customer experience;

•	If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales or achieve profitability;

•	Our future results may be adversely affected if we are unable to implement our strategic plan and growth initatives;

•	We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue;

•	We face inventory risk. If we fail to accurately predict demand for our products, we may face write-downs or other charges.

•	Changes in consumer spending could have a negative impact on our financial condition and business results.

•	We have a history of losses and cannot assure you that we will achieve or maintain profitable operations.

•	Our results of operations may be negatively impacted by the coronavirus outbreak;

•	If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability.

•	Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.

•	Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

•	Although dependent on certain key personnel, the Company does not have any key person life insurance policies on any such people.

•	Our business is affected by seasonality.

Risks Related to Being a Small Business with Global Suppliers and Competition

•	We may not be able to pass on to our customers increases in the cost of goods, services, and labor, including increased costs due to the imposition of tariffs, necessary to our business.

•	We rely on third-party suppliers and manufacturers to produce our products, and we have limited control over these suppliers and manufacturers and may not be able to obtain quality products on a timely basis or in sufficient quantity;

•	The loss of, or disruption in, our relationship with the plant that assembles our packaging, packs our products and ships them to our warehouses for distribution could have a material adverse effect on our business and operations;

•	Our sales and gross margins may decline as a result of increasing freight costs.

•	Changes in government policy, political unrest, and dynamics in the relationship between the U.S. government and foreign governments may have a negative impact on the Company and its franchisees.

•	The Company is not subject to Sarbanes-Oxley regulations and may lack the financial controls and procedures of public companies.

Risks Concerning Intellectual Property and Cybersecurity

•	If we are unable to protect our intellectual property rights, our financial results may be negatively impacted;

•	The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

•	We may be subject to liability if we infringe upon the intellectual property rights of third parties.

•	Information technology system failures, breaches of our network security or inability to upgrade or expand our technological capabilities could interrupt our operations and adversely impact our business.

•	If we or our franchisees are unable to protect our customers’ data, we could be exposed to data loss, litigation, liability and reputational damage.

•	Organizations face growing regulatory and compliance requirements.

Risks Related to the Company’s Securities and this Offering

•	We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors in this offering;

•	We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in the Company is likely to be diluted.

•	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

•	We may not be able to pay dividends on our Common Stock for the foreseeable future, if ever;

•	The Company is controlled by two of its current directors, and our CEO will have a proxy to vote your Common Stock, which will substantially limit investors’ ability to impact or influence corporate decisions;

•	The Company’s management may have broad discretion in how the Company uses the net proceeds of the Offering.

•	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor;

•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

•	There is no current market for our Common Stock and so you may not be able to sell your shares.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to the Company and Its Business

All of our assets are pledged as collateral to our lender, BLG.

On October 31, 2019, Sugarfina Holdings LLC (the “Successor”) acquired certain assets and liabilities of Sugarfina, Inc. (“the Predecessor”) out of Chapter 11 bankruptcy in the State of Delaware. To fund the asset purchase the Successor signed a Secured Promissory Note (the “Note”) as debtor to Bristol Luxury Group LLC (“BLG”) in the amount of $15,000,000 at an interest rate of 12% per annum. BLG owned 80% of the Successor at the time and formed a new management team. The majority owners of BLG are Bristol Investment Fund, Ltd. (“BIF”) (which owns 44.07% of BLG) and Vendome Trust (which owns 44.07% of BLG). Together, BIF and Vendome Trust own 88.15% of BLG. Currently BLG owns 97.76% of the Company.

Paul L. Kessler, as manager of the investment advisor to BIF, has the power to vote and dispose of the interests held by BIF. Paul L. Kessler and Diana Derycz-Kessler, as trustees of the Vendome Trust, have the power to vote and dispose of the membership interest held by Vendome Trust. Paul L. Kessler and Diana Derycz-Kessler also sit on the Company’s board of directors. Also, Scott LaPorta, current CEO and director of the Company owns 2% of BLG directly. Mr. LaPorta was also CEO of the Successor when it entered into the debt agreement with BLG and continues to serve as CEO of the Company. See also “Interest of Management and Others in Certain Transactions.”

The Company reduced the debt owed to BLG under the Note to $8,000,000 on April 30, 2021, with retroactive effect dating back to September 26, 2020. This debt remains secured by a first priority interest in the collateral specified in the Security Agreement between the Company and BLG (the “Security Agreement”) filed as Exhibit 6.2 to the Offering Statement of which this Offering Circular forms a part. This means that if the Company were to declare bankruptcy BLG and its holders would be paid first before the Company’s stockholders would receive anything.

At the time of this offering, the Company is also liable for $1,650,000 in debt in the form of loans from the Small Business Administration (“SBA”) under the second round of the Paycheck Protection Program (“PPP”), which would also be given priority over the Company’s stockholders if that loan is not otherwise forgiven under the terms of the PPP. The Company’s first round PPP loan of $2,000,000 was fully forgiven in September 2021. For more details regarding the PPP loan please see immediately below.

We have an amount of debt that may be considered significant for a company of our size, and we may incur additional debt in the future, which may materially and adversely affect our business, financial position, results of operations and cash flows.

Our current strategic initiatives require substantial capital. We may seek to raise any necessary additional funds through equity or debt financings or other sources that may be dilutive to existing stockholders. We cannot assure you that we will be able to obtain additional funds on commercially reasonable terms, if at all.

As of July 3, 2021 we had $9,548,669 of outstanding indebtedness under the Note (see above). On April 8, 2020, Sugarfina USA LLC, a wholly-owned subsidiary of the Company, applied for and was granted a PPP loan in the amount of $2,000,000 through JPMorgan Chase Bank, N.A., for the purpose of covering the Company’s payroll, lease payments and utilities. That loan was forgiven in its entirety in September 2021. In March 2021, the Company received an additional PPP loan in the amount of $1,650,000. We believe that this PPP loan will be forgiven in its entirety based on the federally issued guidelines for use of proceeds and forgiveness. Our debt level could limit our ability to obtain additional financing and could have other important negative consequences, including:

•	make it more difficult for us to satisfy our obligations to the holders of our outstanding debt, resulting in possible defaults on and accelerations of such indebtedness;

•	require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations;

•	limit our ability to refinance our existing indebtedness or borrow additional funds in the future;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources; and

•	limit our ability to react to competitive pressures or make it difficult for us to carry our capital spending that is necessary or important to our growth strategy.

Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations. Additionally, if we are unable to secure financing on commercially reasonable terms, if at all, our business, financial position, results of operations and cash flows may be materially and adversely affected.

We may not be able to generate sufficient cash to service all of our debt or refinance our obligations and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

On October 31, 2019, in connection with commencement of the Successor and the closing of the asset purchase agreement, BLG provided the Successor a cash injection of $1,600,000 for use as working capital. Of this cash injection, $1,420,000 was recognized as equity and the remaining $180,000 was recorded in accounts payable, without any further documentation, to be used as working capital. The funds in accounts payable will be repaid as operations allow. In August 2020 and September 2021, BLG provided the Successor cash injections of $1,000,000 and $250,000, respectively, for working capital on the same terms and recorded in accounts payable in the same manner as the $180,000. See also “Interest of Management and Others in Certain Transactions.”

Our ability to make scheduled payments on our indebtedness or to refinance our obligations under our debt agreements, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors we face as described in this section, many of which may be beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures or planned growth objectives, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. In addition, the recent worldwide economic slowdown could make it more difficult for us to refinance our indebtedness on favorable terms, or at all. In the absence of such operating results and resources, we may be required to dispose of material assets to meet our debt service obligations. We may not be able to consummate those sales, or, if we do, we will not control the timing of the sales or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

Our success depends on our ability to uphold the reputation of our brand, which will depend on our product quality, the effectiveness of our marketing, and our customer experience.

We believe that our brand image and brand awareness is vital to the success of our business. We also believe that maintaining and enhancing our brand image, particularly in new markets where we have limited brand recognition, is important to maintaining and expanding our customer base. As we execute our growth strategy, our ability to successfully expand into new markets or to maintain the strength and distinctiveness of our brand image in our existing markets will be adversely impacted if we fail to connect with our target customer. Among other things, we rely on social media platforms, such as Instagram and Twitter, to help implement our marketing strategies and promote our brand. Our brand and reputation may be adversely affected if we fail to achieve these objectives, if our public image was to be tarnished by negative publicity, if we fail to deliver innovative and high-quality products acceptable to our customers, or if we face a product recall. Negative publicity regarding the production methods of any of our suppliers or manufacturers could adversely affect our reputation and sales and force us to locate alternative suppliers or manufacturing sources. Additionally, while we devote considerable efforts and resources to protecting our intellectual property, if these efforts are not successful the value of our brand may be harmed. Any harm to our brand and reputation could have a material adverse effect on our financial condition.

In the event we experience an issue with product quality, we may experience recalls or liability in addition to business disruption which could further negatively impact brand image and reputation and negatively affect our sales. Our brand image and reputation may also be more difficult to protect due to less oversight and control as a result of outsourcing the production and manufacturing of our candies, chocolates, and packaging, including assembly of those products and related packaging. We also could be exposed to lawsuits relating to product liability or marketing or sales practices. Deterioration to our brand equity may be difficult to combat or reverse and could have a material effect on our business and financial results.

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales or achieve profitability.

Our success depends on our ability to timely identify and originate product trends as well as to anticipate and react to changing consumer demands. All of our products are subject to changing consumer preferences and we cannot predict such changes with any certainty. Product trends in the confectionery market can change rapidly. We will need to anticipate, identify and respond quickly to changing trends and consumer demands in order to provide the merchandise our customers seek and maintain our brand image. If we cannot identify changing trends in advance, fail to react to changing trends or misjudge the market for a trend, our sales could be adversely affected and we may be faced with a substantial amount of unsold inventory or missed opportunities. As a result, we may be forced to mark down our merchandise in order to dispose of slow-moving inventory, which may result in lower profit margins, negatively impacting our financial condition and results of operations.

Even if we are successful in anticipating consumer demands, our ability to adequately react to and execute on those demands will in part depend upon our continued ability to develop and introduce fashionable and functional, high-quality products. If we fail to design products in the categories and tastes that consumers want, demand for our products could decline and our brand image could be negatively impacted. Our failure to effectively introduce new products and enter into new product categories that are accepted by consumers could result in excess inventory, inventory write-downs, decreases in gross margins and a decrease in net revenues, which could have a material adverse effect on our financial condition.

Our future results may be adversely affected if we are unable to implement our strategic plan and growth initiatives.

Our ability to succeed in our strategic plan and growth initiatives will require significant capital investment and management attention, which may result in the diversion of these resources from our core business and other business issues and opportunities. Any new initiative is subject to certain risks, including customer acceptance, competition, ramp-up time of future projects, product differentiation, challenges with respect to material sourcing, and/or the ability to attract and retain qualified management and other personnel. The design, development and construction of our planned innovation and product line expansion, brand and digital marketing, working capital investment and the development of a centralized distribution center will put pressure on our managerial, financial, operational and other resources. We cannot assure you that we will be able to locate suitable facilities or suppliers on commercially acceptable terms in accordance with our expansion plans, nor can we assure you that such centers, when opened, will prove viable or successful. There can be no assurance that we will be able to develop and successfully implement our strategic plan and growth initiatives to a point where we will become and/or continue to be profitable or generate positive cash flow. If we cannot successfully execute our strategic plan and growth initiatives, our financial condition and results of operations may be adversely impacted.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue.

The market for confectionery is highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share, or a failure to grow or maintain our market share, any of which could substantially harm our business and results of operations. We compete directly against wholesalers and direct retailers of candies, chocolates and other products, including large, diversified confectionery companies with substantial market share and established companies expanding their production and marketing of candies, chocolates and other confectionery. Many of our competitors are large confectionery companies with strong worldwide brand recognition. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution, and other resources than we do.

As a result, these competitors may be better equipped than we are to influence consumer preferences or otherwise increase their market share by:

•	quickly adapting to changes in customer tastes or consumer preferences;

•	discounting excess inventory that has been written down or written off;

•	devoting resources to the marketing and sale of their products, including significant advertising campaigns, media placement, partnerships and product endorsement; and

•	engaging in lengthy and costly intellectual property and other disputes.

Our inability to compete successfully against our competitors and maintain our gross margin could have a material adverse effect on our business, financial condition and results of operations.

We face inventory risk. If we fail to accurately predict demand for our products, we may face write-downs or other charges.

We are exposed to inventory risks that may adversely affect operating results as a result of new product launches, changes in product cycles and pricing, limited shelf-life of certain of our products, changes in consumer demand, and other factors. We endeavor to predict accurately, based on information from our customers and distributors and reasonable assumptions, the expected demand for our products in order to avoid overproduction. Demand for products, however, can change significantly between the time of production and the date of sale. It may be more difficult to make accurate predictions regarding new products. In addition to our own marketing initiatives, we depend on the marketing initiatives and efforts of distributors in promoting products and creating consumer demand. In the latter circumstance, we have limited or no control regarding distributors’ promotional initiatives or the success of their efforts.

Changes in consumer spending could have a negative impact on our financial condition and business results.

Our sales depend upon a number of factors related to the level of consumer spending, including the general state of the economy, federal and state income tax rates, and consumer confidence in future economic conditions. Changes in consumer spending in these and other areas can affect both the quantity and the price of our products that customers are willing to purchase at our retail stores, online purchases, through our distributors, such as our shop-in-a-shop arrangement with Nordstrom and other retailers, corporate gifting and through our two franchisees. Reduced consumer confidence and spending may result in reduced demand for our products, limitations on our ability to increase prices and increased levels of selling and promotional expenses. This, in turn, may have a considerable negative impact upon sales and gross margins.

We have a history of losses and cannot assure you that we will achieve or maintain profitable operations.

We have incurred significant net losses since we acquired our Predecessor, Sugarfina, Inc., out of bankruptcy effective November 1, 2019. Our net loss for the fiscal year ended December 31, 2020, was $4,694,881 primarily due to the temporary closure of our retail stores and department store partners due to COVID-19. Those COVID-19 impacts were partially mitigated by increasing revenue within other channels, such as e-commerce, driving gross margin improvement and reducing selling, general and administrative expenses. Our net losses from November 1 through December 31, 2019, was $7,598,758, primarily as a result of writing off obsolete inventory acquired. Predecessor’s net loss for the period January 1 through October 31, 2019, was $36,522,283. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Results of Operations.” We may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, and delays, and other unknown events.

We cannot assure you that we will achieve sustainable operating profits as we continue to expand our infrastructure, further develop our marketing efforts, and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our Common Stock to decline, resulting in a significant or complete loss of your investment.

Our results of operations may be negatively impacted by the coronavirus outbreak.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 were implemented in the U.S., Europe, and Asia, and the increase in vaccination and vaccine availability in 2021 has supplemented these efforts to combat the virus. However, the future impacts of COVID-19, including of any novel strains of the virus, remains unknown. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Shares and investor demand for the Shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak or new strains of the virus and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

We are not currently experiencing disruption in product or packaging production from our suppliers as a result of the COVID-19 pandemic or otherwise, however, we are experiencing temporary delays in ocean transit times due to port delays in Asia, Europe, and the United States. As of the date of this Offering Circular, the Company is not experiencing any material shortages in labor, however, that may change as the economy continues to experience a resurgence from the effects of the COVID-19 pandemic.

On April 8, 2020, Sugarfina USA LLC, a wholly owned subsidiary of the Company, applied for and was granted a loan under the PPP in the amount of $2,000,000 through JPMorgan Chase Bank, N.A., for the purpose of covering the Company’s payroll, lease payments and utilities. That loan was forgiven in its entirety in September 2021. In March 2021, the Company received an additional PPP loan in the amount of $1,650,000. The Company believes that this PPP loan will also be forgiven in its entirety based on the federally issued guidelines for use of proceeds and forgiveness.

If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability.

Our success depends on our ability to acquire and retain new customers and to do so in a cost- effective manner. We must continue to acquire customers in order to increase net revenues, improve margins, and achieve profitability. In order to expand our customer base, we must appeal to, and acquire, customers who have historically purchased their candies and candy gifts from other retailers such as traditional brick and mortar retailers and the websites of our competitors. We also need to attract customers who might not ordinarily purchase candy and candy gifts but will change their purchasing habits in favor of our products, our packaging and the experience we offer. While our retail stores have been significantly negatively impacted by the COVID-19 pandemic, our e-commence business is growing significantly on a year-over-year basis.

We have made significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers. We cannot assure you that the net revenues from the new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality product experience, or if consumers do not perceive the products we offer to be of high value and quality, we may be unable to acquire or retain customers.

Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.

The labeling, distribution, importation, marketing and sale of our products are subject to extensive regulation by various federal agencies, including the Federal Trade Commission (“FTC”), Consumer Product Safety Commission and state attorneys general in the United States, as well as by various other federal, state, provincial, local and international regulatory authorities in the locations in which our products are distributed or sold. If we fail to comply with those regulations, we could become subject to significant penalties or claims or be required to recall products, which could negatively impact our results of operations and disrupt our ability to conduct our business, as well as damage our brand image with consumers. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant unanticipated compliance costs or discontinuation of product sales and may impair the marketing of our products, resulting in significant loss of net revenues.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team, especially our Chief Executive Officer, Scott LaPorta. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

In addition, our continuing ability to attract and retain highly qualified personnel, especially employees with experience in the confectionery industry, will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

Although dependent on certain key personnel, the Company does not have any key person life insurance policies on any such people.

We are dependent on certain key personnel in order to conduct our operations and execute our business plan, however, the Company has not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, if any of these personnel die or become disabled, the Company will not receive any compensation to assist with such person’s absence. The loss of such person could negatively affect the Company and our operations. We have no way to guarantee key personnel will stay with the Company, as many states do not enforce non-competition agreements, and therefore acquiring key man insurance will not ameliorate all of the risk of relying on key personnel.

Our business is affected by seasonality.

Our business is affected by the general seasonal trends common to the confectionery industry. Our sales and earnings are seasonal, with significantly higher sales and earnings occurring during key holidays, especially the fall and winter holidays, Valentine’s Day and Easter, than at other times of the year, which may cause fluctuations in our semi-annual results of operations. In addition, this trend was exacerbated by the impact of COVID-19 during the period of April 2020 through the Summer of 2021, with lingering effects through the 2021 fall holiday season. This seasonality may adversely affect our business and cause our results of operations to fluctuate, and, as a result, we believe that comparisons of our operating results between different periods within a single fiscal year are not necessarily meaningful and that results of operations in any period should not be considered indicative of the results to be expected for any future period. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Bristol Luxury Group LLC Debt.”

Risks Related to Being a Small Business with Global Suppliers and Competition

We may not be able to pass on to our customers increases in the cost of goods, services, and labor, including increased costs due to the imposition of tariffs, necessary to our business.

Increases in the costs of ingredients, energy and labor directly affect our operations. Our candy suppliers use both cocoa and sugar, as well as other ingredients, which may increase in price if they become scarce or difficult to obtain. Also, the cost of transporting our products and packaging to our stores and warehouses fluctuates and as those costs rise this could impact our profits unless we pass the additional cost to customers. Additionally, in the current global and economic climate, governments sometimes impose tariffs on commodities, such as cocoa and sugar, and other products which would increase our costs as well.

We may be able to pass some or all of the cost increases from raw materials, energy, labor and tariffs to customers by increasing the selling prices of our products. However, higher product prices may also result in a reduction in sales volume and/or consumption. If we are not able to increase our selling prices sufficiently, or in a timely manner, to offset increased raw material, energy or other input costs, including packaging, pay for employees in our retail locations and elsewhere, or if our sales volume decreases significantly, there could be a negative impact on our profitability.

During 2021, due to global supply chain issues affecting many businesses like ours, we have been experiencing cost increases in candy packaging and freight. In anticipation of cost increases associated with increased shipping costs and delays, we proactively instituted a price increase on our core products in the Spring of 2021. In addition to the spring price increases, we have been selectively increasing prices on our holiday offerings.

We rely on third-party suppliers and manufacturers to produce our products, and we have limited control over these suppliers and manufacturers and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We rely on third-party suppliers primarily located outside of the United States to provide raw materials for and to produce our products. The company that assembles our products is located in Tijuana, Mexico. For the year ended December 31, 2020, our largest supplier of confectionery is located overseas and supplied approximately 23% of our total raw candy. During the first six months of 2021, purchases from our largest supplier of confectionery was less than 10% of our total raw candy. The operations of our suppliers can be subject to additional risks beyond our control, including shipping delays, labor disputes, trade restrictions, tariffs and embargos, or any other change in local conditions. We may experience a significant disruption in the supply of confectionery, packaging or raw materials from current sources or, in the event of a disruption, we may be unable to locate alternative suppliers of comparable quality at an acceptable price, or at all. We do not have any long-term supply contracts in place with any of our suppliers and we compete with other companies, including many of our competitors, for confectionery, packaging, and raw materials. We have occasionally received, and may in the future receive, shipments of products that fail to comply with our specifications or that fail to conform to our quality control standards. We have also received, and may in the future receive, products that are otherwise unacceptable to us or our customers. Under these circumstances, we may incur substantial expense to remedy the problems and may be required to obtain replacement products. If we fail to remedy any such problem in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are purchased by our customers, our customers could lose confidence in our products or we could face a product recall. In such an event our brand reputation may be negatively impacted which could negatively impact our results of operations.

The loss of, or disruption in, our relationship with the provider that assembles our packaging, packs our products and ships them to our warehouses for distribution could have a material adverse effect on our business and operations.

Our operations are currently primarily dependent on a single provider for assembling our raw product into packaging, packing, and then shipping them to our distribution centers. We have a contract with the provider, which is located in Tijuana, Mexico, that was amended effective August 1, 2021, to include an automatic renewal provision after the first 12 months that extends the term of the agreement for successive 60-day periods unless either party provides written notice otherwise. The initial agreement also contains an exclusivity clause restricting our logistics partner from performing work for certain competitors of the Company during the term of the agreement and for 12 months thereafter, which remains in place in the amended agreement. Currently, we ship our finished goods from a third-party logistics warehouse in San Diego, as well as from our new centralized distribution center in Las Vegas, Nevada.

Nevertheless, any significant interruption in the operation of the provider’s plant or warehouses, now or in the future, due to natural disasters, accidents, system issues or failures, or other unforeseen causes that materially impair our ability to access or use our facility, could delay or impair the ability to distribute merchandise and fulfill online orders, which could cause sales to decline.

We also depend upon third-party carriers for shipment of a significant amount of merchandise directly to our customers. An interruption in service by these third-party carriers for any reason could cause temporary disruptions in business, a loss of sales and profits, and other material adverse effects.

Our sales and gross margins may decline as a result of increasing freight costs.

Freight costs are impacted by changes in fuel prices through surcharges, among other factors. Fuel prices and surcharges affect freight costs both on inbound freight from suppliers to the distribution center as well as outbound freight from the distribution center to stores/shops, supplier returns and third-party liquidators, and shipments of product to customers. The cost of transporting our products for distribution and sale is also subject to fluctuation due in large part to the price of oil. Because most of our products are manufactured abroad, our products must be transported by third parties over large geographical distances and an increase in the price of oil can significantly increase costs. Manufacturing delays or unexpected transportation delays can also cause us to rely more heavily on airfreight to achieve timely delivery to our customers, which significantly increases freight costs. Increases in fuel prices, surcharges, and other potential factors may increase freight costs. Any of these fluctuations may increase our cost of products and have an adverse effect on our margins, results of operations and financial condition.

During 2021, due to global supply chain issues affecting many businesses like ours, we have been experiencing cost increases in candy packaging and freight. In anticipation of cost increases associated with increased shipping costs and delays, we proactively instituted a price increase on our core products in the Spring of 2021. In addition to the spring price increases, we have been selectively increasing prices on our holiday offerings.

Changes in government policy, political unrest, and dynamics in the relationships between the U.S. government and foreign governments may have a negative impact on the Company and its franchisees.

We have two franchised stores located in Hong Kong managed by our franchisee, Upper East Corporation Limited (“Upper East”). The future development of national security laws and regulations in Hong Kong, and any resulting unrest among its citizens, may negatively affect Upper East and result in Sugarfina receiving fewer royalties from that business. On May 28, 2020, the National People’s Congress of the People’s Republic of China adopted the Decision on Establishing and Strengthening the Hong Kong Special Administrative Region’s Legal System for the Safeguard of National Security and Implementation Mechanisms (the “Decision”) and authorized the Standing Committee of the National People’s Congress to promulgate a new law pursuant to and for the implementation of the Decision. The details of the Decision and resulting laws or rules continues to develop and there is no way to know for certain what the law will look like, how it will be implemented, and what the response of the citizens of Hong Kong will be. Also, the Company may be negatively impacted if the governments of the United States and the People’s Republic of China impose tariffs or other obstacles to commerce between their countries.

The Company is not subject to Sarbanes-Oxley regulations and may lack the financial controls and procedures of public companies.

The Company may not have the internal control infrastructure that would meet the standards of a public company, including the requirements of the Sarbanes Oxley Act of 2002. As a privately- held (non-public) Company, the Company is currently not subject to the Sarbanes Oxley Act of 2002, and its financial and disclosure controls and procedures reflect its status as a development stage, non-public company. There can be no guarantee that there are no significant deficiencies or material weaknesses in the quality of the Company's financial and disclosure controls and procedures. If it were necessary to implement such financial and disclosure controls and procedures, the cost to the Company of such compliance could be substantial and could have a material adverse effect on the Company’s results of operations.

Risks Concerning Intellectual Property and Cybersecurity

If we are unable to protect our intellectual property rights, our financial results may be negatively impacted.

Our success depends in large part on our brand image. We believe our Company’s name, logo, domain name, registered and unregistered trademarks, patents, copyrights, domain names, and social media handles are valuable assets that serve to differentiate us from our competitors. We currently rely on a combination of copyright, trademark, patent, trade dress and unfair competition laws to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our proprietary rights will be adequate to prevent infringement of our trademarks and proprietary rights by others, including imitation and misappropriation of our brand. We cannot assure you that obstacles will not arise as we expand our product lines and geographic scope. The unauthorized use or misappropriation of our intellectual property could damage our brand identity and the goodwill we created for our Company, which could cause our sales to decline. Moreover, litigation may be necessary to protect or enforce these intellectual property rights, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations or cash flows.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

Patent, trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our patents, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our patent(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our patent(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into licensing agreements, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our patents(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

We may be subject to liability if we infringe upon the intellectual property rights of third parties.

We may be subject to liability if we infringe upon the intellectual property rights of third parties. If we were to be found liable for any such infringement, we could be required to pay substantial damages and could be subject to injunctions preventing further infringement. Such infringement claims could harm our brand image. In addition, any payments we are required to make and any injunction with which we are required to comply as a result of such infringement actions could adversely affect our financial results.

Information technology system failures, breaches of our network security or inability to upgrade or expand our technological capabilities could interrupt our operations and adversely impact our business.

We and our franchisees rely on our computer systems and network infrastructure across our operations, including point-of-sale processing at our stores. Our and our franchisees’ operations depend upon our and our franchisees’ ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external cybersecurity breaches, viruses and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us or our franchisees to litigation or to actions by regulatory authorities.

A party who is able to compromise the security measures on our networks or the security of our infrastructure could, among other things, misappropriate our proprietary information and the personal information of our customers and employees, cause interruptions or malfunctions in our or our franchisee’s operations, cause delays or interruptions to our ability to operate, cause us to breach our legal, regulatory or contractual obligations, create an inability to access or rely upon critical business records, or cause other disruptions in our operations. These breaches may result from human errors, equipment failure, fraud or malice on the part of employees or third parties.

We expend financial resources and maintain cybersecurity insurance to protect against such threats and may be required to further expend financial resources to alleviate problems caused by physical, electronic, and cyber security breaches. As techniques used to breach security are growing in frequency and sophistication and are generally not recognized until launched against a target, regardless of our expenditures and protection efforts, we may not be able to implement security measures in a timely manner or, if and when implemented, these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, loss of existing or potential future customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial performance and operating results.

In the event of a breach resulting in loss of data, such as personally identifiable information or other such data protected by data privacy or other laws, we may be liable for damages, fines and penalties for such losses under applicable regulatory frameworks despite not handling the data. Further, the regulatory framework around data custody, data privacy and breaches varies by jurisdiction and is an evolving area of law. We may not be able to limit our liability or damages in the event of such a loss.

If we or our franchisees are unable to protect our customers’ data, we could be exposed to data loss, litigation, liability and reputational damage.

In connection with credit and debit card sales, we and our franchisees transmit confidential credit and debit card information. A number of retailers have experienced actual or potential security breaches in which credit and debit card information may have been stolen. Third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and our and our franchisees’ security measures and those of our and our franchisees’ technology vendors may not effectively prohibit others from obtaining improper access to this information. If a person were able to circumvent these security measures, he or she could destroy or steal valuable information or disrupt our and our franchisees’ operations. Any security breach could expose us and our franchisees to risks of data loss and liability and could seriously disrupt our and our franchisees’ operations and any resulting negative publicity could significantly harm our reputation. We may also be subject to lawsuits or other proceedings in the future relating to these types of incidents. Proceedings related to theft of credit and debit card information may be brought by payment card providers, banks, and credit unions that issue cards, cardholders (either individually or as part of a class action lawsuit), and federal and state regulators. Any such proceedings could harm our reputation, distract our management team members from running our business and cause us to incur significant unplanned liabilities, losses and expenses.

Organizations face growing regulatory and compliance requirements.

New and evolving regulations and compliance standards for cyber security, data protection, privacy, and internal IT controls are often created in response to the tide of cyber-attacks and will increasingly impact organizations. Existing regulatory standards require that organizations implement internal controls for user access to applications and data. In addition, data breaches are driving a new wave of regulation with stricter enforcement and higher penalties. Regulatory and policy-driven obligations require expensive and time-consuming compliance measures. The fear of non-compliance, failed audits, and material findings has pushed organizations to spend more to ensure they are in compliance, often resulting in costly, one-off implementations to mitigate potential fines or reputational damage. Any substantial costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, could have a material adverse effect on our business and brand.

Risks Related to the Company’s Securities and this Offering

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors in this offering.

Certain investors in this offering are entitled to receive additional shares of Common Stock (effectively a discount). Those investors who invest $10,000 or more in this offering will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) equal to 10% of their investment. For example, an investor who purchases $10,350 of Common Stock will receive 1,000 shares of Common Stock plus an additional 100 shares of Common Stock worth $1,350 or 10% of their investment. As a result, that investor would own 1,100 shares of Common Stock, worth $11,385, after investing $10,350. The Company will absorb the cost of the issuance of the Bonus Shares; to the extent any are issued, it will reduce the proceeds that the Company receives. The Company has made 250,000 Bonus Shares available in this offering. See “Plan of Distribution — Bonus Shares; Discounted Price for Certain Investors.”

We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in the Company is likely to continue to be diluted.

The Company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case it will either underperform or cease operating and you will get nothing. Even if we sell all the shares of Common Stock we are offering now, the Company will possibly need to raise more funds in the future, and if it can't get them, we may fail. The Company may offer additional shares of its Common Stock and/or other classes of equity or debt that convert into shares of Common Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” See also, “Risk Factors – You may not have access to the same information that later investors may have.”

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The Company is controlled by two of its current directors and our CEO will have a proxy to vote your Common Stock, which will substantially limit investors’ ability to impact or influence corporate decisions.

Mr. Kessler and Ms. Derycz-Kessler, who currently sit on the board of directors, control more than 88.15% of the Company’s Common Stock through their ownership of BLG. After the offering, if fully-subscribed and all bonus shares are issued, the Kesslers will continue to own approximately 74% of the Company’s outstanding Common Stock, which will allow them to continue to control the Company. In addition, pursuant to the subscription agreement that investors will enter into in connection with this offering, investors will grant the CEO an irrevocable proxy. Transferees of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. See “Securities Being Offered – Common Stock – Voting Rights; Proxy.” As a result, investors in this offering will not have the ability to control or influence a vote of stockholders.

We may not be able to pay dividends on our Common Stock for the foreseeable future, if ever.

We do not anticipate paying dividends on our Common Stock for the foreseeable future. We will only be able to pay dividends once our directors determine that we are financially able to do so. Moreover, we will not be able to pay dividends on our Common Stock unless the holder of our Series A Preferred Stock, BLG, is paid a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the amount of the aggregate dividends the accrued on such shares of Series A Preferred Stock. Our Series A Preferred Stock accumulates dividends on a daily basis at the rate of 12% on the Series A Issue Price and compounds monthly, provided that such rate per annum shall be 14%, compounded monthly, on the amount of any previously accrued dividends on such shares. As of July 3, 2021, there were un-declared dividends in the amount of $812,463. There is no assurance that we will be able to generate sufficient revenues to pay dividends to the holders of our Common Stock or our Series A Preferred Stock.

The Company's management may have broad discretion in how the Company uses the net proceeds of the Offering.

Unless the Company has agreed to a specific use of the proceeds from the Offering, the Company’s management will have considerable discretion over the use of proceeds from the Offering. You may not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

There is no current market for our Common Stock, so you may not be able to sell your shares.

The securities being offered in this Offering are subject to restrictions on resale for one year. See “Plan of Distribution – Transferability of Securities.” There is no formal marketplace for the resale of the Company’s Common Stock and the Company currently has no plans to list any of its shares on any over-the-counter (OTC), or similar, exchange. These securities are illiquid and there will not be an official current price for them, as there would be if the Company were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Limitations on the transfer of the Securities may also adversely affect the price that you might be able to obtain for the Securities in a private sale. Since the Company has not established a trading forum for the Common Stock, there will be no easy way to know what the Common Stock is “worth” at any time. Investors should be aware of the long-term nature of their investment in the Company.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates, as of July 3, 2021, the price that new investors are paying for their shares with the effective cash price paid by existing stockholders. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

Since November 1, 2019, when the Successor commenced operations as Sugarfina Holdings, LLC, a new company with new ownership and management, the officers, directors and affiliated persons of the Company have paid an aggregate average price of $1.59 per share of Common Stock in comparison to the offering price of $10.35 per share.

Class of Security	Date Issued	Number of Shares Issued	Potential Shares (# of shares upon conversion or exercise)	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock (1)	2020-2021	12,580,606	--	12,580,606	$1.59
Options (2)	2021		283,500	283,500	$10.00
Total Common Share Equivalents		12,580,606	283,500	12,864,106	$1.77
Remaining shares available in this Offering, assuming $25,844,405 raised		2,669,394		2,669,394	$9.41
Total after inclusion of this Offering		15,250,000		15,533,500	$3.09

(1) Does not include 205,842 shares of Common Stock issued since July 3, 2021.

(2) Does not include 44,000 stock options issued and 45,500 forfeited since July 3, 2021.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2020 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS TO ISSUER

The net proceeds of a fully-subscribed offering to the issuer, after total offering expenses, and commissions will be approximately $23,537,920, after deducting estimated offering expenses of approximately $2,309,306.

The following table breaks down the use of proceeds into different categories under various funding scenarios as follows:

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Gross Proceeds to the Company	$6,440,976	$12,909,726	$19,378,476	$25,847,226
Estimated offering fees and expenses	$950,869	$1,403,681	$1,856,494	$2,309,306
Net Proceeds	$5,490,107	$11,506,045	$17,521,982	$23,537,920
Working Capital	$4,407,723	$7,523,661	$10,439,598	$14,455,536
Product Development	$0	$2,000,000	$3,000,000	$4,000,000
Brand Marketing	$0	$900,000	$3,000,000	$4,000,000
Debt repayment to BLG*	$1,082,384	$1,082,384	$1,082,384	$1,082,384

* BLG provided the Successor a working capital advance of $180,000 on October 31, 2019, when the Successor acquired all of the assets of Sugarfina Inc., the Predecessor, which was in bankruptcy proceedings. The purpose of the loan was to fund the Company’s working capital and has been booked in accounts payable without any further documentation. This loan functions like a line of credit under which the Company may borrow funds, repay those funds, and then borrow funds again. In August 2020 and September 2021, BLG added another $1,000,000 and $250,000, respectively, to the accounts payable for the purpose of making additional funds available to the Company to use as working capital. The majority owners of BLG are Paul L. Kessler and Diana Derycz-Kessler, who also sit on Sugarfina’s board of directors. Also, Scott LaPorta owns 2% of BLG. Mr. LaPorta is the current CEO of Sugarfina Corporation and also sits on the board of directors. Mr. LaPorta was also CEO of Sugarfina Holdings LLC when the Company entered the debt arrangement with BLG.

Because the offering is a “best efforts” offering, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering. In this event, the use of proceeds will be adjusted by management based on the amount raised.

THE COMPANY’S BUSINESS

Overview

Sugarfina Corporation is a consolidated entity along with its four subsidiaries --

•	Sugarfina USA LLC, an operating company focused on the United States,

•	Sugarfina Global LLC, a holding company for Sugarfina Global Canada Ltd.,

•	Sugarfina Global Canada Ltd., an operating company for Sugarfina’s Canadian business operations, and

•	Sugarfina IP LLC, which holds the Company’s intellectual property assets.

The Company operates an upscale, luxury candy brand for adults at price points ranging from $8.95 up to $195 through its e-commerce platform, wholesale retail accounts, corporate gifting offerings, and retail boutiques. The Company has reached hundreds of thousands of consumers with its omni-channel distribution strategy. In this regard, the Company has a thriving ecommerce business, custom and corporate gifting business, and a major wholesale presence in over 900 accounts, including retailers such as Neiman Marcus, Nordstrom, Bloomingdales and premier resorts like St. Regis, Rosewood, Resorts World, Bellagio and Wynn. The Company also has 26 retail boutiques with 6 in Canada and 20 in the United States, including its 10 shop-within-a-shops in Nordstrom. In addition to its retail boutiques in Canada, the Company also has an international presence through its two franchise stores in Hong Kong.

We acquire our unique candy products and our distinctive packaging from global producers on a purchase order basis. Our candies and packaging are then sent to a co-packer facility in Tijuana, Mexico for assembly as finished product before shipping primarily to our new Las Vegas, Nevada operations center, as well as to a third-party logistics center in San Diego when appropriate for distribution and fulfillment. Our business model is based on building brand awareness through these channels and by developing our own signature products and packaging that are design patented as well as trademark and copyright protected.

Our History and Response to COVID-19

On September 6, 2019, Sugarfina, Inc. (the “Predecessor”) filed voluntary petitions for relief under Chapter 11 (“Chapter 11 Proceedings”) of the U.S. Bankruptcy Code in Delaware. Bristol Luxury Group, LLC (“BLG”), acquired substantially all of the Predecessor’s assets, including the assumption of certain liabilities, pursuant to an asset purchase agreement for consideration of $15,125,000, including cash and a 20% membership interest in Sugarfina Holdings LLC, (the “Successor”). BLG installed new management at the Successor and commenced operations on November 1, 2019. On June 8, 2020, BLG acquired the 20% minority interest held by the Predecessor, making BLG the controlling stockholder with 100% ownership of the Successor.

The plan of reorganization was submitted to the bankruptcy court in March 2020. The bankruptcy court confirmed the plan of reorganization on May 13, 2020, and the plan was consummated on May 28, 2020. Accordingly, the Successor’s consolidated financial statements include the operations of the Predecessor for the periods January 1 through October 31, 2019. The Successor’s financial statements cover the periods from November 1 through December 31, 2019, and the year ended December 31, 2020.

On September 26, 2020, Successor reincorporated from a Delaware limited liability company into a Delaware corporation named Sugarfina Corporation (“Sugarfina” or, together with its consolidated subsidiaries, the “Company”). On April 30, 2021, the Company completed a conversion of certain of its indebtedness into shares of Series A Preferred Stock with retroactive effect to September 26, 2020 (the “Debt Conversion”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Retroactive Conversion of the Company’s Secured Promissory Note.” The consolidated financial statements give retroactive effect to the Debt Conversion. See Note 8 to the Company’s Financial Statements.

Since the acquisition of Sugarfina’s assets and the birth of the new Company on October 31, 2019, the business has faced certain challenges. The inception of the new company occurred in the midst of the 2019 holiday season (historically the busiest and most profitable time of year for the brand), however, as the Predecessor had been in financial difficulties during the latter half of 2019 leading up to the bankruptcy, the new company inherited an immediate inventory shortage which left it unable to fulfill many of the holiday orders it received, and consequently it was unable to take full advantage of its first holiday season. Furthermore, only the Company’s profitable retail store leases were assumed by the Company during the bankruptcy process, which meant we had about 20 less retail locations for distribution during the holiday season. During the last two months of 2019 and first few months of 2020, we worked tirelessly to stabilize and commercialize the Company as it recovered from the bankruptcy. Key initiatives undertaken during this time included renegotiation of retail store leases and headquarter office lease, restructuring of management and staffing levels, rationalizing the core product count to eliminate unprofitable SKU’s, reducing inventory investment, and rebuilding a commercially viable go-to-market and stage-gated innovation processes.

In mid-March of 2020, amid heightening fears and state and local closure ordinances regarding the Covid-19 pandemic, Sugarfina, like many other companies, made the decision to close all its retail stores. Consequently, Sugarfina boutiques and its shop-in-shops within Nordstrom department stores remained closed from mid-March to mid-June 2020. Those closures significantly impacted the Company’s revenues, as retail sales had historically constituted 40% - 50% of Sugarfina’s revenues. The Company began re-opening its boutiques in late June 2020, ramping up to all boutiques open by September 2020. During this period, we took the opportunity to optimize our e- commerce sales. We developed new marketing strategies focused on growing our e-customer list, increasing conversion, and growing the average order value. For more detail, see “The Company’s Business – Principal Products and Services,” below.

The Company developed exciting new innovations throughout the Spring and Summer of 2021, including brand collaborations with well-known and on-trend hard-seltzer brand, Truly®, the Simpsons TM collection, and a vegan product line. We took possession of our new centralized distribution center and Nevada headquarters in Las Vegas in early April 2021 and began fulfilling e-commerce orders from this facility during the last week of that month. Production and operations at this facility ramped up successfully through the summer months, and we believe this facility leaves us better poised to fulfill 2021 holiday demand, as well as to meet increased future demand.

Principal Products and Services

The Company has joined the luxury candy market with a uniquely fresh, fashionable and experiential approach to gourmet confections targeted to grown-ups. The Company sells its candies through our e-commerce platforms, our retail boutiques in North America in major cities, including Los Angeles, New York, Boston, Vancouver and Toronto, and through its franchise in Hong Kong. The Company also sells its candies through wholesale channels, corporate and custom gifting, and licensing. The Company has developed a distinct brand identity that resonates with today’s customer by delivering an upscale experience from the moment customers engage with the brand at price points beginning at $8.95 up to $195.

Our Unique Brand of Candies, Collaborations and Packaging

The Sugarfina brand focuses on flavors designed for the adult palate, such as Champagne Bears ® and Rosé Bears ®. Other leading flavors include Single Malt Scotch Cordials, Sugar Lips®, Peach Bellini®, Ice Cream Cones, Sea Salt Caramels, Magic Mangoes and Island Pineapples, both made with real fruit puree. The Company also seeks to engage shoppers by offering new, interesting and unique products on a regular basis. Recent products added to the Sugarfina line include The Gelato Collection, The Cookie Collection, Tea by Sugarfina, Coffee Collection, Bridal Collection, Coconut Toffee Macadamias, All-vegan Tropical Collection made from real fruit puree, our Spa Collection, vegan Cranberry Cocktail Bears, and new premium chocolate bars. The Company’s candies are produced by artisan candy makers around the world and in many categories, from gummies to fruit jellies to chocolates. The Company’s confectionery is made by artisanal candy makers around the world, including in European countries like France, Germany, Italy and Greece.

The Company also introduces new products through innovative collaborations, such as the Hampton Water Collaboration inspired by the flavors of the upscale rosé brand founded by rock star Jon Bon Jovi and his son, Jesse Bongiovi, the Truly® collaboration, which introduced the world’s first hard seltzer-infused gummies to the market, and the Simpsons TM collaboration with one of America’s long running and most popular television shows. The Company’s corporate customer base finds sophisticated gift options available at several price points as well.

During the depths of the pandemic in Spring and Summer of 2020, we launched several exciting new innovations to engage and delight our customer base, renewing the “new” Company’s commitment to provide our brand fans with fresh, innovative, on-trend and quality confections. These new collections included the Gelato Collection, the Tea Collection, the Cookie Collection, Cold Brew Cordials, Coconut Toffee Macadamias, and more. Those buzz-worthy innovations helped us to grow our social media following and customer list by generating press and attracting the attention of new customers.

Coming into the Fall and Holiday Season of 2020 we released our popular Cookie Collection, our beautifully designed Halloween Bento Boxes®, and began pre-sale of our holiday offerings, including our coveted Advent Calendars, and our holiday Bento Boxes® featuring new innovations like Espresso Martini chocolates and vegan Cranberry Cocktail Bears. We also opened three new retail stores in Westfield Malls located in Southern California in time for the holidays on favorable rental terms to take advantage of increased holiday shopping foot traffic. Our Advent Calendars, an anticipated fan-favorite holiday item, sold out completely. Demand for our products during the holidays exceeded our fulfillment and distribution capacity by early December 2020, forcing us to restrain selling and marketing activities for most of December.

The year 2021 began with successful launches of our Lunar New Year and Valentine’s collections, the release of our new all-vegan Tropical collection. In the spring and summer of 2021 we kept our fans engaged and excited by launching our collaborations with Hampton Water, Truly ® and the Simpsons TM, as well as the launch of our new bridal collection and “21 Days till ‘I Do’” wedding advent calendar. Based on the success of our popular Coffee and Cookie Collections, we added some crowd-pleasing new candies to these assortments to keep our brand fans engaged and excited. The fall season has kicked off with sales of our popular 2021 Halloween collection and pre-sales of our 2021 holiday collection

The Company’s brand is also made unique through its luxurious and iconic, design patented, copyrighted and/or trademarked packaging. The Company’s signature Candy Cubes® are the building blocks of the iconic Sugarfina look. Although Sugarfina’s Candy Cubes® can be sold separately, the Company also offers Candy Bento Boxes® which were inspired by the beauty and simplicity of Japanese bento boxes. Sugarfina’s Candy Bento Boxes® allow for customization of gifts by allowing consumers to select a wide array of Candy Cubes® to fill each box. The Company offers a variety of sizes and colors to allow the consumer to customize their experience, which begins by selecting a Candy Bento BoxÒ or Candy Trunk. Each Candy Bento BoxÒ holds two, three, four, eight or 16 Candy Cubes®. The Candy Trunk holds nine or twenty Candy Cubes®.

Market

As a result of COVID-19, we took the opportunity to pursue sales channels that were still open during the pandemic, such as gourmet grocery stores and other online platforms. The Company has an integrated marketing strategy to increase consumption amongst its existing customer base and to attract and retain new customers. The Company aims to build brand awareness by pitching editors and gifting influencers, curating customized mailers, and partnering with media. Paid marketing tactics are focused on new customer acquisition and include search engine marketing, social media advertising, paid influencers, sampling and experiential events. Nonpaid marketing efforts focused on driving repeat and loyalty include email marketing to a large and growing subscriber base, social media posts featuring product and lifestyle content, PR outreach to major media outlets, and a revamped customer loyalty program called Sugarfina Rewards. The Company also plans to identify and stay current with new trends by attempting to develop partnerships with brands that have robust influencer relationships, such as the Hampton Water and Truly® collaborations.

Additionally, the Company has identified key markets for international growth across Asia, Europe, and the Middle East. As a result of our international expansion efforts, we have been able to bring Sugarfina products to the Australian market through well-known upscale Australian department store, Myer, launched our storefront on the popular Japanese e-commerce platform, Rakuten, brought Sugarfina to South Korea for the first time in partnership with The Galleria mall. We also continue to expand our Canadian business with gourmet grocers and on-line gifting retailers.

Since the Summer of 2020, the Company has been working to achieve the aforementioned goals. The Company opened four new retail stores in Southern California on favorable rental terms during the 2020 holiday season and in January of 2021, opened another store at the new Chinese-themed Resorts World hotel in Las Vegas in the Summer of 2021. For the year ended December 31, 2020, Sugarfina’s e-commerce channel accounted for 34% of its total sales up from 16% for the combined Successor and Predecessor periods in 2019. The Company plans to continue expanding its e-commerce channel through both its own e-commerce platform in addition to Amazon sales.

The Company broadly distributes to its customers through its direct-to-consumer channels:

•	e-commerce,

•	boutiques,

•	wholesale accounts, and

•	corporate gifting.

Our E-Commerce Channel

Sugarfina has grown its email subscriber list (potential customers) from 477,000 in January 2020 to 529,000 potential customers in December 2021. The Company’s e-commerce business has been supplemented by the opening of its Amazon storefront in December 2020 and the launch of its Rakuten storefront around the same time which allows the Company to reach and serve the Japanese market. Sugarfina’s Amazon page is managed by the Company’s in-house e-commerce team, and orders are fulfilled by its own fulfillment team.

For the period from January 1, 2021 to July 3, 2021, Sugarfina’s e-commerce channel accounted for 31% of its total sales. The Company plans to continue expanding its e-commerce channel through both its own e-commerce platform in addition to Amazon sales.

Our Boutiques

Currently, the Company leases 16 standalone stores in North America and has rent agreements with Nordstrom for 10 Shop in Shops. In 2021, we opened a fourth new Westfield mall location in Southern California, a new boutique in Las Vegas’ new Resorts World hotel, and launched Sugarfina products for the first time in Seoul, South Korea in the upscale Galleria Department Store.

Additionally, we have negotiated rental concessions with a number of our landlords and continue to be in negotiations with landlords regarding certain of our New York stores. We believe this allow us to better navigate the ongoing impact of the Covid-19 pandemic and the seasonal downturn in sales that we historically experience during the summer months.

Our Wholesale Accounts

In keeping with our luxury brand identity, we have distribution at high-end retailers such as Nordstrom, Bloomindales, and Neiman Marcus. We have further extended our reach by launching our products into new premium, gourmet grocers throughout the United States and Canada in 2020 and 2021, such as Mariano’s, Gelsons, and Fresh Street Market. We also partnered with popular online floral and specialty gifting brands, opening new distribution channels that were operational throughout the closures of the pandemic, and these accounts have continued to purchase after the re-opening of retail stores.

We are also expanding distribution with three new large, high-end resort wholesale accounts encompassing a total of nine hotel locations, a new luxury cruise ship account, and two well-known online grocery delivery companies in the U.S. and Canada.

Our Corporate and Individual Gifting Program

Our Corporate and Individual gifting vertical allows us to service Sugarfina customers who seek customization of our products for corporate promotions or for events such as weddings or baby showers. Corporate customers include LVMH, Apple and the New England Patriots. We have built a custom gifting capability in our new Las Vegas centralized operations center which will enable us to expand further into this channel of business.

Competition

The retailing of confectionery products is highly competitive. The Company competes with premium chocolate brands such as Godiva, Compartes, and Vosges. Some of the Company’s competitors have greater name recognition and financial, marketing and other resources than us, although it is worth clarifying that while Sugarfina focuses primarily on and is known chiefly for its gummy candy products and innovations, the competitors mentioned above focus mainly on chocolate.

The Company believes that its principal competitive strengths lie in its unique candies created for grown-up tastes, quality confectionary made by artisan candy makers from around the world, and the ability to offer new candies. The Company also believes that its sophisticated branding, iconic packaging, and fashionable and fun stores set the Sugarfina brand apart from its competitors.

Suppliers and Raw Materials

The Company’s candies are manufactured by candy makers across the globe, including in Germany, France, Italy and Greece. The Company uses multiple candy makers to provide products such as gummies and chocolate on a purchase order basis. Similarly, the Company’s packaging is produced by suppliers on a purchase order basis. The Company continuously seeks to expand its base of confectionery and packaging suppliers. We also continue to develop new supplier partnerships, including more domestic partnerships, which allows us to diversify our supply base and continue developing and sourcing the best in unique, gourmet confections from quality artisans while also allows us to partially mitigate global shipping and supply chain issues.

We took possession and began shipping out of our new 50,000 square foot Nevada Headquarters and Operations facility in Las Vegas, Nevada in April 2021. We continued to ramp up our shipment volume throughout the Summer and into the Fall of 2021. The new facility includes space for a Quality Assurance Lab and a corporate gifting center. Additionally, the Company has moved its headquarter offices to the 6,000 square foot office space within the facility and established the Nevada facility as the company’s principal place of business. We anticipate certain tax advantages associated with the change of headquarters and principal place of business of Sugarfina Corporation to a Nevada company, as well as lower cost of office space and general and administrative expenses. The closure of the Company’s New Jersey and Vancouver distribution centers and the movement of their operations to Nevada enabled us to benefit from lower labor costs, real estate costs, and utility costs. Moreover, centralizing our inventory into one location has allowed us to improve customer service.

Currently, the Company’s products are shipped from its suppliers to an unaffiliated third-party assembly and logistics partner pursuant to a co-packing agreement. This partner has a facility located in Tijuana, Mexico, and provides services including inventory management, production, fulfillment, and reporting. Additional services include importation and exportation logistics to and from Mexico, as well as additional storage and handling services performed in San Diego, California at a third-party logistics facility. We amended our agreement with our logistics partner effective August 1, 2021, which includes an automatic renewal provision after the first 12 months that extends the term of the agreement for successive 60-day periods unless either party provides written notice otherwise. The initial agreement also contains an exclusivity clause restricting our logistics partner from performing work for certain competitors of the Company during the term of the agreement and for 12 months thereafter, which remains in place in the amended agreement.

Once assembled, our partner ships our packaged products to our Nevada operations center for assembly, storage, and/or order fulfillment. The development cost of this centralized distribution facility including equipment, fixtures, supplies, and deposits was approximately $1.2 million, which has been fully incurred as of the date of this Offering Circular. Because the Company’s products are manufactured by its vendors, the Company does not directly purchase raw materials for confectionery production. Nevertheless, the Company may be impacted indirectly by shortages, price increases, or tariffs imposed on the ingredients used to make its products.

Employees

The Company currently employs approximately 156 full-time and 57 part-time employees.

Seasonality

The Company is affected by the general seasonal trends common to the confectionery industry. Our sales and earnings are seasonal, with significantly higher sales and earnings occurring during key holidays, especially the fall and winter holidays, Valentine’s Day and Easter, than at other times of the year, which may cause fluctuations in our semi-annual results of operations. In addition, this trend was exacerbated by the impact of COVID-19 during the period of April through August of 2020. This seasonality may adversely affect the Company’s business and cause our results of operations to fluctuate, and, as a result, we believe that comparisons of our operating results between different semi-annual periods within a single fiscal year are not necessarily meaningful and that results of operations in any period should not be considered indicative of the results to be expected for any future period. See also, “Risk Factors – Our business is affected by seasonality” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Seasonality.”

Intellectual Property

Trade Name and Trademarks

The Company has an extensive intellectual property portfolio. The brand’s iconic packaging including the brand mark, Candy Cube® and Candy Bento Box ® are protected by the following:

•	more than 25 U.S. design patent registrations and allowances

•	more than 25 U.S. trademark registrations and allowances and a further 189 worldwide

•	7 U.S. copyright registrations

•	Trademark and patent registrations in 28 international jurisdictions

The Company publishes information regarding its intellectual property on its website, available at https://www.sugarfina.com/patents-and-trademarks.

The Company has one case pending involving its intellectual property. For more information, please see “Litigation,” immediately below.

Litigation

The Company is currently involved in only one pending litigation which involves an Americans with Disabilities Act proposed class action lawsuit which alleges that our website, www.Sugarfina.com, is not fully or equally accessible to visually impaired consumers. The Company is represented by counsel in this matter and anticipates either dismissal of the lawsuit or negotiation of a reasonable settlement.

The Company’s Property

The Company leases space for its Las Vegas operations center, Los Angeles office and retail stores, including leasing space from other retailers for its shop-within-a-shop locations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included with this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

The following information should be read in conjunction with our Unaudited Consolidated Financial Statements, the Audited Consolidated Financial Statements and accompanying notes included in this Offering Circular.  The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Included in Management’s Discussion and Analysis of Financial Condition and Results of Operations are the following sections:

•	Overview

•	Results of Operations

•	Liquidity and Capital Resources

•	Plan of Operations

•	Trend Information

Overview of New Successor Organization with a New Board of Directors and New Management after the Bankruptcy of the Predecessor

Sugarfina Corporation and its four subsidiaries Sugarfina USA LLC, Sugarfina Global LLC, Sugarfina Global Canada Ltd, and Sugarfina IP LLC operate an upscale candy brand for adults through retail boutiques in North America, located in major cities such as Los Angeles, New York, Boston, Vancouver, and Toronto. As of the date of this Offering Circular, the Company operates 26 retail boutiques with 6 in Canada and 20 in the United States, including its 10 shop-within-a-shops in Nordstrom. The Company acquires its unique candy products and distinctive packaging from global manufacturers on a purchase order basis. Our candies and packaging are then sent to a facility in Mexico for assembly before shipping to our Las Vegas facility for distribution and fulfillment. Our products are sold at price points ranging from $8.95 up to $195 through three primary channels – e- commerce or direct to consumer, through our wholesale channel including such stores as Nordstrom, Neiman Marcus, Paper Source and Bloomingdales, and through our retail stores. The Company also has two franchise stores located in Hong Kong. Our business model is based on building brand awareness through these channels and by developing our own signature products and packaging which are trademark and copyright protected.

The Successor Acquires Substantially All of the Predecessor’s Assets

On September 6, 2019, Sugarfina, Inc. (the “Predecessor”) filed voluntary petitions for relief under Chapter 11 (“Chapter 11 Proceedings”) of the U.S. Bankruptcy Code in Delaware. BLG acquired certain of the Predecessor’s assets, including the assumption of certain liabilities, pursuant to an asset purchase agreement for consideration of $15,125,000, including cash and a 20% membership interest in Sugarfina Holdings LLC (the “Successor”). BLG installed new management at the Successor and commenced operations on November 1, 2019. On June 8, 2020, BLG acquired the 20% minority interest held by Predecessor, making BLG the controlling stockholder with 100% ownership of the Company.

Accordingly, the Company’s consolidated financial statements include the operations of the Predecessor for the periods January 1 through October 31, 2019 which are prepared on the going concern basis in accordance with the guidance in ASC 852. Successor’s financial statements cover the periods from November 1 through December 31, 2019, and for the year ended December 31, 2020. See Note 2 “Summary of Significant Accounting Policies – Chapter 11 Proceedings” to the Financial Statements.

On September 26, 2020, Successor reincorporated from a Delaware LLC into a Delaware corporation named Sugarfina Corporation. Otherwise, the ownership and management of the Company and Successor remain the same.

Retroactive Conversion of the Company’s Secured Promissory Note Held by BLG

On April 30, 2021, Sugarfina Holdings LLC and BLG executed an Exchange Agreement (the “Exchange Agreement”) and, concurrently therewith, an Amendment No. 1 to the Amended and Restated LLC Agreement of Sugarfina Holdings LLC (the “LLCA Amendment”), each having an effective date of September 26, 2020. Pursuant to the Exchange Agreement and the LLCA Amendment, BLG and Sugarfina Holdings LLC agreed to convert a portion of the outstanding principal and accrued interest on the Note equal to $8 million in the aggregate (including $6,289,954 in outstanding principal and $1,710,046 in accrued interest) for 800,000 preferred units of Sugarfina Holdings LLC, with such exchange becoming effective immediately prior to the conversion of Sugarfina Holdings LLC into the Company on September 26, 2020.

In order to provide for the issuance of preferred stock to BLG in connection with the corporate conversion, the Company also amended Article Fourth of the Certificate of Incorporation of the Company by filing a Certificate of Correction with the Delaware Secretary of State on April 30, 2021. The Certificate of Correction designates 800,000 shares of the Company’s preferred stock as “Series A Preferred Stock” and fixes the rights, preferences, limitations, qualifications and restrictions with respect to the shares of such series. Effective September 26, 2020, the board of directors of the Company then issued 800,000 shares of Series A Preferred Stock to BLG in proportion to the number of preferred units BLG owned in Sugarfina Holdings LLC immediately prior to the corporate conversion.

The Company believes that this Debt Conversion may offer certain benefits to the Company, including lowering the debt load of the Company, potentially improving future liquidity, potentially improving our ability to obtain third-party financing, and generally providing more financial flexibility.

The Series A Preferred Stock issued to BLG does not have the right to vote, except for protective voting rights with respect to certain actions, such as bylaw changes, liquidation, or actions dilutive to preferred stockholders. The Series A Preferred Stock has a cumulative dividend rate of 12% per annum on the issue price of the preferred stock that accrues on a daily basis and a dividend rate of 14% on the amount of any previously accrued dividends not yet paid, which compounds monthly.

Dividends are payable as declared by the Company’s Board of Directors. Holders of Series A Preferred Stock receive dividends, when declared, and liquidation preferences over holders of common stock. Series A Preferred Stock is convertible to common stock at the option of the preferred stockholder. As of July 3, 2021, after giving effect to the Debt Conversion, there were un-declared dividends in the amount of $812,463.

Basis of Presentation

The Company’s financial statements and other accompanying financial information are presented on a “Successor” and “Predecessor” basis. Sugarfina Holdings LLC (the “Successor”) accounted for its acquisition of certain assets and assumption of certain liabilities of Sugarfina, Inc. (the “Predecessor”) on November 1, 2019, as a business acquisition under the guidance of Accounting Standards Codification (ASC) 805, Business Combinations. Accordingly, certain financial information presented herein, including the allocation of the total purchase price of the business acquisition attributable to the purchase of the assets and liabilities, are based on the fair values of our assets and liabilities, as of the closing date of the business acquisition. In determining the fair value of the assets acquired and liabilities assumed, management relied on internal estimates, primarily considering observable market pricing and cash flow projections.

The Predecessor’s consolidated financial statements are prepared in accordance with the guidance in ASC 852, Reorganizations for the period January 1, 2019 to October 31, 2019 on the going concern basis. Revenue, expenses, realized gains and losses, and provisions for losses directly related to the Chapter 11 Proceedings were recorded in “reorganization items, net.” Reorganization items do not constitute an element of operating loss due to their nature and due to the requirement of ASC 852 that they be reported separately. See Note 2 “Summary of Significant Accounting Policies – Chapter 11 Proceedings” to the Financial Statements.

As a result of the Acquisition and application of purchase accounting under ASC 805, Business Combinations, the Successor’s consolidated financial statements after November 1, 2019 are not comparable with the consolidated financial statements on or before that date as indicated by the “black line” division in the financial statements and footnotes. The Company’s financial results for future periods following the division will be different from historical trends, and the differences may be material.

Results of Operations

Factors Affecting Operating Results

Revenue

The Company generates revenue primarily by selling products under the Sugarfina® brand focusing on flavors designed for the adult palate, such as Champagne Bears® made with premium champagne and Rosé Bears® made with rosé wine. Other flavors include Sugar Lips®, Peach Bellini®, Tequila Grapefruit Sours, Cold Brew Cordials®, and Sea Salt Caramels. Our product assortment is sold direct to consumer via e-commerce, wholesale distribution to other retails stores, such as Nordstrom, Neiman Marcus, Bloomingdale’s and Paper Source, and through our 26 retail stores. We opened three new stores in December 2020, one in January 2021, and one in June 2021. All those stores carry percentage of sales rent agreements.

The Company’s wholesale and e-commerce sales are now our largest channels. The Company is expanding its North American wholesale business primarily through opening new specialty gourmet grocery, online gifting, and travel and leisure accounts. The Company plans to expand its e-commerce business by (1) growing its email marketing subscriber base through social media-based advertising, influencer marketing, and sweepstakes, and (2) expanding our presence on Amazon® USA and Rakuten® Japan.

Our revenues are driven by average net price and total volume of products sold. Factors that impact unit pricing and sales volume include product mix, the cost of ingredients, promotional activities implemented by the Company, industry capacity, new product initiatives, quality and consumer preferences. We generally aim to keep 4 to 10 weeks of finished goods inventory on hand. Our confectionery products are promptly shipped to our distribution center after being produced and then distributed to customers directly through e-commerce, our retail stores, through our corporate gifting solution, or indirectly through our wholesale accounts.

The following table shows information about our revenue and operations, including details about our sales channels and retail stores.

	For the Period January 1, 2021 to July 3, 2021	For the Period January 1, 2020 to June 27, 2020	Percentage Change
Wholesale	$5,323,372	$3,469,667	53%
E-commerce	4,053,310	3,406,901	19%
Retail	2,843,667	1,906,800	49%
Corporate	696,210	764,501	-9%
International	270,500	148,726	82%
	$13,187,059	$9,696,595	36%
Number of Sugarfina boutiques	16	11
Number of Nordstrom SIS	10	10
Total number of Sugarfina shops	26	21

Seasonality

The Company is affected by the general seasonal trends common to the confectionery industry. Our sales and earnings are seasonal, with significantly higher sales and earnings occurring during key holidays, such as the fall and winter holidays, Valentine’s Day and Easter than at other times of the year, which may cause fluctuations in our semi-annual results of operations. In addition, this trend was exacerbated by the impact of COVID-19 during the period of mid-March 2020 and continued in various capacities throughout 2020 and the first six months of 2021. When comparing our first six months results of 2021 note that the first six months of 2020 contained almost three months of pre-COVID-19 results during January through mid-March 2020. That seasonality may adversely affect the Company’s business and cause our results of operations to fluctuate, and, as a result, we believe that comparisons of our operating results between different periods within a single fiscal year are not necessarily meaningful and that results of operations in any period should not be considered indicative of the results to be expected for any future period.

Cost of Goods Sold

Cost of goods sold consists of finished candy products, packaging, labor, energy, other production costs, warehousing and transportation costs including in-bound freight, and distribution of our products to customers. To the extent our candy and packaging suppliers pass on any increases in the costs of ingredients and raw materials to the Company, then our costs will increase as well, potentially impacting our results of operations by narrowing our margins or forcing us to increase our prices potentially losing sales to price sensitive customers. The cost of our confectionery suppliers’ ingredients consists principally of sugar and other sweeteners, edible oils and cocoa, which are subject to price fluctuations, as is the cost of paper, corrugate, films and plastics used to package our products. The prices for raw materials are influenced by several factors, including the weather, crop production, transportation and processing costs, government regulation and policies and worldwide market supply and demand. We also rely on fuel products, such as natural gas, diesel, and electricity, to transport our goods and produce our products. Fluctuations in the prices of the raw materials or fuel products used in the production, packaging or transportation of our products affect the cost of products sold and our product pricing strategy. We utilize forward buying strategies to lock in prices for certain high-volume raw materials, packaged components, and certain fuel inputs. Through these initiatives, we believe we can obtain competitive pricing. See “—Trend Information – COVID-19 Updates” for additional information regarding the potential for supply chain delays and increased logistics costs.

Selling, General and Administrative

Selling, general and administrative expenses primarily include employee and related expenses for the accounting, planning, customer service, legal, human resources, corporate operations, research and development, purchasing, logistics and executive functions. Also included are advertising and marketing expenses, occupancy expenses and professional service fees related to audit and tax, legal, outsourced information technology functions, transportation planning, and corporate site and insurance costs, as well as the depreciation and amortization of corporate assets.

Advertising and Marketing

Our advertising and marketing expenses relate to our advertising campaigns, which include social media, print, online advertising, local promotional events, monthly agency fees and payroll costs related to sales and marketing personnel. We also invest in providing branded shelving units to our wholesale customers to display our products.

Expenses Related to Financing

Other income and expense consists primarily of PPP grant income and interest expense associated with our Note (as defined below) to our parent company. See “—Liquidity and Capital Resources – Payment Protection Program” and “—Liquidity and Capital Resources – Bristol Group Luxury Group LLC Debt.”

Six Months Ended July 3, 2021 (“1H 2021”) Compared with Six Months Ended June 27, 2020 (“1H 2020”)

The following table sets forth our unaudited consolidated statements of operations and comprehensive loss for the periods indicated.

SUGARFINA CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Period January 1, 2021 to July 3, 2021	For the Period January 1, 2020 to June 27, 2020
NET REVENUE	$13,187,059	$9,696,595

COST OF SALES	6,784,455	4,840,472

GROSS MARGIN	6,402,604	4,856,123

SELLING, GENERAL AND ADMINISTRATIVE (1)	9,128,919	7,968,847

LOSS FROM OPERATIONS	(2,726,315)	(3,112,724)

OTHER INCOME (EXPENSE)
PPP grant income	1,650,000	2,000,000
Foreign business tax	-	(37,931)
Interest expense (2)	(560,409)	(944,936)
Other income (expense)	5,967	(5,155)
	1,095,558	1,011,978

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,630,757)	(2,100,746)

PROVISION FOR INCOME TAXES	25,048	-

NET LOSS	(1,655,805)	(2,100,746)

OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	(15,378)	-

TOTAL COMPREHENSIVE LOSS	$(1,671,183)	$(2,100,746)

NET LOSS PER SHARE
BASIC	$(0.20)	$(0.17)
DILUTED	$(0.13)	$(0.17)

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	12,553,378	12,500,000
DILUTED	12,553,378	12,500,000

(1) Includes $387,029 of one-time start-up costs associated with our new centralized distribution and operations facility in Las Vegas.

(2) Includes $557,754 of non-cash interest expense associated with our Note to our parent company.

Net revenues

Net revenues increased $3,490,464, or 36%, in 1H 2021 compared with 1H 2020 primarily driven by the loosening of COVID-19 restrictions, distribution expansion, and new innovation.

Wholesales revenues increased $1,853,705, or 53%. While many of our department store partners were shut down due to COVID-19 in 1H 2020, we also increased our expansion into new gourmet grocery, online gifting, and travel and leisure accounts.

Retail sales increased $936,867, or 49%, primarily due to new innovative product launches and 1H 2020 being more impacted by COVID-19 restrictions. Additionally, in the past twelve months we have opened four new stores in the greater Los Angeles area and one new store in a new luxury resort hotel in Las Vegas. Same store sales at all Company-owned stores and Nordstrom Shop-in-Shop locations increased $662,233, or 35%, during 1H 2021 compared with same store sales during 1H 2020.

E-commerce sales increased $646,409, or 19% between the two periods by growing our e-commerce customer list through social media, influencer marketing and sweepstakes. We have grown our e-commerce customer list from 477,000 subscribers in January 2020 to 529,000 in December 2021.

Corporate sales and international sales increased $53,483, or 6%, during 1H 2021 versus 1H 2020. COVID-19 had an impact on both channels, leading to lower sales as most socially oriented gifting events were cancelled or postponed. Our international revenues increased period-over-period due to the closure of stores in 1H 2020.

Our first half results for 2021 reflected improved sales across our channels primarily driven by the loosening of COVID-19 restrictions, especially during the months of April through June, distribution expansion and new innovation. We launched new product offerings, such as our Spa, all-vegan Tropical, Hampton Water Rosé® and The SimpsonsTM, and Truly® hard seltzer collections, continued to grow our specialty grocery store accounts and opened two new retail stores. In addition, we opened our new centralized Las Vegas facility while simultaneously closing our New Jersey and Vancouver self-operated facilities. Since opening our Las Vegas operations, we have migrated a majority of our fulfillment operations to the new facility.

Gross margin

Gross margin as a percentage of net revenue was comparable between the two periods at 49% for 1H 2021 and 50% for 1H 2020.

Selling, general and administrative

Selling, general and administrative expenses were $9,128,919 for 1H 2021 compared to $7,968,847 in 1H 2020. A portion of the period over period increase was driven by one-time start-up costs of $387,029 and deferred non-cash rent amortization associated with our new centralized distribution and operations facility in Las Vegas, which we took possession of in April 2021. Professional services, software, subscription services and merchant fees increased to support our growth. As a percentage of net revenue, selling, general and administrative expenses decreased by 13% between the two periods as we began leveraging our new operating model. Excluding one-time costs and deferred non-cash rent amortization, selling, general and administrative expenses for 1H 2021 were $8,322,906, or 63%, of net revenue.

Other income (expense)

Other income was $1,095,558 for 1H 2021 compared to $1,011,978 for 1H 2020. The net increase was primarily due to a decrease in non-cash interest expense related to the Note, partially offset by lower PPP grant income. See “— Liquidity and Capital Resources – Payment Protection Program” and “—Liquidity and Capital Resources – Bristol Group Luxury Group LLC Debt.”

Net Loss

As a result of the foregoing, net loss for 1H 2021 was $1,655,805 compared to $2,100,746 during 1H 2021.

Fiscal 2020 compared to Combined 2019

The following table sets forth our consolidated statements of operations and comprehensive loss for the periods indicated. The period from November 1, 2019 through December 31, 2019 (the “Successor Period”) and the period January 1, 2019 through October 31, 2019 (the “Predecessor Period”) are distinct reporting periods as a result of the Successor emerging as a new entity with a new management team on November 1, 2019. In order to provide some comparability of such information to the year ended December 31, 2020 (“Fiscal 2020”) references in these results of operations to the change and the percentage change combine the Successor Period and Predecessor Period results to create results for the year ended December 31, 2019 (“Combined 2019”). While this combined presentation is not presented according to generally accepted accounting principles in the United States (“GAAP”) and no comparable GAAP measures are presented, management believes that providing this financial information is the most relevant and useful method for making comparisons to the year ended December 31, 2019 as the two months of the Successor Period is not a significant period of time impacting the combined results.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Successor		Predecessor (A Debtor-in- Possession)
	For the Year Ended December 31, 2020	November 1, 2019 (Inception) to December 31, 2019	For the Period January 1, 2019 to October 31, 2019
NET REVENUE	$24,992,247	$8,307,738	$31,722,317

COST OF SALES	13,184,826	9,336,649	17,468,366

GROSS MARGIN (LOSS)	11,807,421	(1,028,911)	14,253,951

SELLING, GENERAL AND ADMINISTRATIVE	16,812,673	6,240,893	38,905,431

LOSS FROM OPERATIONS	(5,005,252)	(7,269,804)	(24,651,480)

OTHER INCOME (EXPENSE)
PPP grant income	2,000,000	-	-
Interest expense	(1,702,231)	(304,108)	(3,698,454)
Other (expense) income	(15,942)	9,397	(10,358)
Reorganization items, net	-	-	(8,346,346)
	281,827	(294,711)	(12,055,158)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(4,723,425)	(7,564,515)	(36,706,638)

(BENEFIT) PROVISION FOR INCOME TAXES	(28,544)	34,243	20,815

NET LOSS	(4,694,881)	(7,598,758)	(36,727,453)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign current translation (loss) gain	(34,926)	-	205,170

TOTAL COMPREHENSIVE LOSS	$(4,729,807)	$(7,598,758)	$(36,522,283)

NET LOSS PER SHARE/UNIT
BASIC	$(0.40)	$(0.61)
DILUTED	$(0.38)	$(0.61)

WEIGHTED AVERAGE SHARES/UNITS OUTSTANDING
BASIC	12,500,000	12,500,000
DILUTED	12,500,000	12,500,000

Net revenue

Net revenues declined $15,037,808, or 38%, in Fiscal 2020 compared to Combined 2019 due to the impact of the COVID-19 pandemic and the closure of 33 retail stores in the bankruptcy process. The majority of the decline in net revenues was attributable to retail sales, which decreased $13,436,728, or 74%, The decrease in retail sales was primarily due to a reduction in retail stores in operation resulting from the closure of certain underperforming Company-owned locations during the bankruptcy process and due to COVID-19. Same store sales at all Company-owned stores and Nordstrom Shop-in-Shop decreased 59% during Fiscal 2020 compared with same store sales during Combined 2019. The decrease in retail sales was offset by a $2,258,646, or 36%, increase in e-commerce sales, which was primarily driven by more targeted and strategic marketing efforts during Fiscal 2020 compared with Combined 2019. Additionally, as a result of COVID-19, more consumers were making online purchases of our products as compared to the previous year.

Despite many of our department store partners being shut down due to COVID-19, we have been able to further expand into gourmet grocery and direct shipping partnerships. That has allowed our wholesale channel to only decrease by $1,089,840, or 10%, as compared to the higher decreases in other channels during Fiscal 2020 compared to Combined 2019. We have expanded distribution with additional gourmet grocery and on-line gifting companies partially offsetting the decline in our department store demand. Corporate sales and franchise sales declined $1,822,033, or 52% and $947,853, or 61%, respectively, during Fiscal 2020 compared to Combined 2019. COVID-19 had in impact on both channels, leading to lower sales as most socially oriented gifting events were cancelled or postponed. Our franchise revenues declined year-over-year due to the closure of stores.

Gross margin

Gross margin as a percentage of net revenue increased 14% during Fiscal 2020 versus Combined 2019. That result was driven by a price increase, the discontinuation of lower margin product, and the realignment of freight revenue versus freight expense.

Selling, general and administrative

Selling, general and administrative expenses decreased $28,333,651, or 63%, for Fiscal 2020, compared to Combined 2019. That decrease was driven by reductions in payroll, professional services, software, subscription services, and marketing. New management has built new process and protocols as well as streamlined the product offering to operate more efficiently. Additionally, unprofitable stores were closed thereby eliminating certain overhead support. The reduction in selling, general, and administrative expenses was achieved by eliminating unprofitable retail stores, redundant layers of management, excessive administrative costs, and streamlining the product offering.

Other income (expense)

Other income was $281,827 for Fiscal 2020, compared to a $12,631,696 expense for Combined 2019. The net increase was primarily due to PPP grant income, partially offset by non-cash interest expense related to the Bristol Luxury Group LLC Debt. See “—Bristol Luxury Group LLC Debt” and “—Payment Protection Program”. Additionally, the Predecessor recognized certain reorganization expenses in 2019 due to its bankruptcy filing.

Net Loss

As a result of the foregoing, net loss for Fiscal 2020 was $4,694,881 compared to $44,326,211 during Combined 2019.

Current management was not operating the Predecessor during the Predecessor Period. However, management believes Successor’s net loss for the Successor Period was due to a shortage of saleable good quality finished goods inventory as a result of the bankruptcy process and due to the lack of adequate liquidity of the Predecessor. Management believes that it has built a commercially viable business enabling the Successor to maintain adequate finished goods supplies to meet consumer demand.

Additionally, during the Successor Period, management was building new business processes, practices, and procedures to transform the business into a more profitable model. During this period, approximately $5,373,175 of unsaleable, obsolete, and damaged inventory was identified, segregated, destroyed, and properly disposed or reserved.

Liquidity and Capital Resources

We may seek to raise any necessary additional funds through equity or debt financings, including the Regulation A Offering or other sources which may be dilutive to existing stockholders. If we are unable to secure financing on commercially reasonable terms, if at all, our business, financial position, results of operations and cash flows may be materially and adversely affected.

Cash and Cash Equivalents

As of July 3, 2021, the Company’s cash and cash equivalents was $839,299. Cash equivalents include highly liquid investments with an original maturity of three months or less from the date of purchase. The Company’s operations have been financed to date by a combination of revenue, debt, two cash injections from BLG Luxury Group LLC and our Regulation A Offering. See “—Regulation A Offering” and “—Bristol Luxury Group LLC Debt.” The primary cash needs have been to fund working capital requirements (primarily inventory to support growth), and to develop our Las Vegas Operations Center. In 1H 2021, we invested $889,628 related to the startup and development of our Las Vegas Operations Center. We anticipate we will invest an additional $175,000 in the second half of 2021 to fully build out our distribution capacity heading into the peak holiday seasons. That cost will be funded from cash from operations.

Regulation A Offering and Regulation Crowdfunding Offering

On January 5, 2021, the Company commenced an offering of up to $25,875,000 of its Common Stock pursuant to Regulation A under the Securities Act of 1933, as amended (the “Regulation A Offering”). The Company is offering up to 2,500,000 shares of Common Stock at a price of $10.00 per share, plus up to 250,000 additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in our Offering Circular dated December 31, 2020 (the “Offering Circular”)) to investors based upon investment level.

On June 11, 2021 , the Company filed a Form C for a maximum offering amount of $5,000,000. The Company did not raise any funds in the Regulation Crowdfunding Offering and withdrew the Form C on August 2, 2021.

On July 30, 2021, the Company increased the offering price of its Common Stock to $10.35 from $10.00 and added OpenDeal Broker dba the Capital R, a broker-dealer, as part of the selling group for the Regulation A Offering.

As of December 2, 2021, the Company had issued 286,448 shares of Common Stock and secured $2,159,290 of net proceeds through the Regulation A Offering.

Bristol Luxury Group LLC Debt

On October 31, 2019, Sugarfina Holdings LLC, the Successor, acquired substantially all the assets of Sugarfina Inc., the Predecessor, a separate entity with different ownership and management that was in bankruptcy. To fund the purchase of the Predecessor’s assets, the Successor signed a note as debtor to Bristol Luxury Group LLC (“BLG”), which holds 100% of the Successor’s equity, in the amount of $15,000,000 at an interest rate of 12% per annum (the “Note”) with a maturity date of May 21, 2021. When the Successor became Sugarfina Corporation on September 26, 2020, BLG continued to own the same controlling interest and the Note maturity date was extended by three years to May 2024. Under the terms of the Note, the Company may borrow, repay and reborrow funds under the Note in one or more loans up to the maximum of $15 million. Interest payable on the note is payable-in-kind or in cash at the Company’s discretion. To date, all interest has been paid-in-kind. Paul L. Kessler and Diana Derycz-Kessler, who also sit on the Company’s board of directors jointly own a majority of BLG. Scott LaPorta also effectively owns 2% of BLG directly. Mr. LaPorta also sits on the board of directors and is the current CEO of the Company and was CEO of the Successor when BLG and the Successor agreed to the terms of the Note.

On April 30, 2021, the Company converted $8,000,000 of the balance under the Note to 800,000 preferred shares issued to BLG, with retroactive effect to September 26, 2020.This served to reduce the debt load of the Company (the “Debt Conversion”).

Under the terms of the Note, the debt is secured by a first priority interest in substantially all of the Company’s assets including cash, accounts receivable, inventory, fixed assets, and intellectual property. This means that upon an exit event or if the Company were to declare bankruptcy, BLG and its holders would be paid first before the stockholders would receive anything. Furthermore, if the Company takes on additional debt after the Regulation A Offering, that debt and its creditors may also receive priority ahead of the stockholders in the event of bankruptcy.

On October 31, 2019, BLG also advanced $1,600,000 to the Successor primarily for the purpose of funding initial working capital. $1,420,000 of the cash injection was booked as equity and $180,000 recorded in the Company’s accounts payable without further documentation. The working capital funds in accounts payable function like a line of credit under which the Company may borrow funds, repay those funds, and then borrow funds again. In August 2020, BLG added another $1,000,000 to the accounts payable for the purpose of making additional funds available to the Company to use as working capital. At July 3, 2021, the Company’s accounts payable to BLG totaled $1,064,538 and, after giving effect to the Debt Conversion, the amount outstanding under the Note was $9,548,669.

Management opted to seek cash injections from BLG instead of seeking credit facilities with a bank or financial institution because management believes the terms of the cash loans from BLG would be more favorable than from a lending institution at this stage of the Company’s development. Management was expecting to provide additional working capital to the Company considering both its seasonality and the impact of the economic downturn resulting from the COVID-19 outbreak.

Given that all or substantially all the Company’s assets serve as collateral for the Note, the Company may find it difficult to obtain financing in the future on terms that are reasonable. We may seek to raise any necessary additional funds through equity or debt financings or other sources which may be dilutive to existing stockholders. If we are unable to secure financing on commercially reasonable terms, if at all, our business, financial position, results of operations and cash flows may be materially and adversely affected.

Paycheck Protection Program

On April 8, 2020, the Successor applied for and was granted a loan under the SBA’s Payment Protection Program (“PPP) in the amount of $2,000,000 through JPMorgan Chase Bank, N.A., for the purpose of covering the Company’s payroll, lease payments and utilities. That loan was presented on our consolidated statements of operations for the year ended December 31, 2020 and for 1H 2021 as “PPP grant income”.  The receipt of funds under the PPP allowed the Company to temporarily avoid additional workforce reduction measures amidst a steep decline in revenue and production volume. The Company’s first draw PPP loan was fully forgiven in September 2021.

On March 15, 2021, the Company received a second draw SBA PPP loan in the amount of $1,650,000 through JPMorgan Chase Bank, N.A. The funds granted under that loan are being used to cover the Company’s payroll, lease payments and utilities, according to the SBA guidelines, therefore the Company expects that the loan will be substantially forgiven. To the extent it is not forgiven, the Company would be required to repay that unforgiveable portion at an interest rate of 1% over a period of five years, with payments beginning once the SBA remits the loan forgiveness amount to our lender. If the loan, or a portion thereof is not forgiven, the Company believes it will be able to repay the PPP loan and interest with funds from operations. The Company recognized PPP grant income of $1,650,000 in the unaudited consolidated statements of operations for 1H 2021.

See Note 7 to our Unaudited Consolidated Financial Statements in Item 3 for additional PPP loan disclosures.

While the Company believes it has sufficient liquidity with its current cash position, the Company will continue to monitor and evaluate all financing alternatives as necessary. For more information, please see “Risk Factors – “We have an amount of debt that may be considered significant for a company of our size, and we may incur additional debt in the future, which may materially and adversely affect our business, financial position, results of operations and cash flows” and “Our results of operations may be negatively impacted by the coronavirus outbreak" in the Company’s Offering Circular for the Regulation A Offering.

The Company estimates that if it raises the maximum amount sought in the Regulation A Offering and executes its business plan, it could continue at its current rate of operations indefinitely without raising additional capital. In the event we raise an amount below the maximum, the Company plans to fund its growth efforts with proceeds from its operations.

Plan of Operations

The Company aims to build brand awareness by pitching editors and gifting influencers, curating customized mailers, and partnering with media. Paid marketing tactics are focused on new customer acquisition and include search engine marketing, social media advertising, paid influencers, sampling and experiential events. Nonpaid marketing efforts focused on driving repeat and loyalty include email marketing to a large and growing subscriber base, social media posts featuring product and lifestyle content, public relations outreach to major media outlets, and a customer loyalty program called SugarfinaRewards.

We have grown our e-commerce customer list (potential customers) from 477,000 subscribers in January 2020 to 560,000 in April 2021 primarily through social media-based advertising, influencer marketing, and sweepstakes. In 2020, the Company invested approximately $175,000 in these efforts to increase its e-commerce customer list by 10%. We have funded this activity with cash from operations. The Company plans to continue spending approximately $25,000 per month with cash from operations to continually increase its e-commerce customer list and drive online revenue growth. Proceeds of this offering allocated to marketing efforts will supplement this spend and help to fuel increased brand awareness and e-commerce purchases. The primary activities that were funded by the $175,000 and will be funded by the ongoing $25,000 per month include online advertising, such as Google search marketing, Facebook and Instagram advertising, digital display advertisements, paid influencer activations, and public relations efforts. The Company activates the subscriber list primarily through direct email marketing and messaging that drive website visits and sales.

The Company also plans to identify and stay current with new trends by attempting to develop partnerships with brands that have robust influencer relationships, such as the Truly® collaboration, a popular hard-seltzer. These agreements provide each party with licenses to the other’s intellectual property for the purposes of promoting jointly branded products during the term of the agreement, and they contain basic marketing commitments such as promoting the collaboration via email and social media. These agreements do not contain any royalty provisions. Our internal creative team has designed specialty bento boxes, sleeves, and labels for these collaborations. We plan to invest approximately $15,000 in these components to support their launches. These initiatives will continue to be funded with cash from operations, however, proceeds of this offering allocated for product development may be used to fund future innovation launches.

The Company is expanding its North American wholesale business primarily through opening new specialty gourmet grocery and online gifting accounts with a focused effort from its internal sales force. During 2020 we expanded distribution in both categories in the United States and Canada. We funded those efforts with cash from operations. In November 2020, we launched into a major gourmet grocery chain based in the upper Midwest, and with a major online food gifting company. Both relationships are on a purchase order basis, and there is no agreement governing the terms of the relationship. We are funding this inventory investment with cash from operations. Additionally, we have expanded distribution with our existing large department store customers by building an internal “vendor direct ship” capability enabling us to list our products on their e- commerce platforms and ship consumer orders directly from our distribution facilities. That capability was funded with cash from operations. At the same time, we have been streamlining our operations by building a new centralized distribution center in Las Vegas. We spent $1,200,000 developing our distribution center which was funded from cash on hand. However, as we continue to ramp up our distribution capacity within our Las Vegas facility, we may use proceeds of this offering to fund our increased inventory costs in order to meet the additional demand that we are able to accommodate.

In a further effort to expand our sales outlets in North America, we recently opened four new Sugarfina branded boutique retail stores in the greater Los Angeles area. The seven-year leases contain percentage of sales rent terms during the first two years and convert to a fixed rate rent in years three through seven with a mutual option for early termination after three years based on sales performance. The leases also call for Sugarfina to pay its pro rata share (based on store square footage) of common area maintenance charges and utilities. We funded the upfront deposits and leasehold improvements totaling approximately $160,000 with cash from operations and a $100,000 tenant improvement allowance from the landlord, bringing our net cost to $60,000. Three of the four new stores were operational beginning in December 2020 and the fourth store was operational beginning in February 2021. In the Summer of 2021, we opened a new store in a new luxury hotel and casino in Las Vegas, for which we have also received favorable terms of one year rent-free and subsequent percentage of rent for the term of the lease. We continue exploring potential additional retail locations.

The Company also built an additional on-line store front on Amazon.com that launched in December 2020. That on-line store will be managed by Sugarfina directly leveraging the Company's existing e-commerce infrastructure. As such, upfront incremental development costs have been minimal. The Company plans to sell its existing core product assortment through Amazon to meet this demand.

Internationally, we have four main initiatives underway. First, our own international team has expanded our international retail distribution by launching into Myer department stores in Australia and into the high-end department store, the Galleria, in Seoul, South Korea. Secondly, in November 2020 we launched the Sugarfina brand on a well-known Japanese luxury consumer e-commerce platform. Third, we have retained an international development firm based in the United Kingdom to pursue additional wholesale distribution expansion opportunities in the United Kingdom, Europe, and Russia. Fourth and finally, we have granted rights to our valued franchise partners in Hong Kong to expand their activities with the Sugarfina brand in SouthEast Asia by exploring setting up new retail boutiques and/or wholesale distribution in Macau as well as develop and open an e-commerce site in both Hong Kong and Macau.

The Company is also implementing strategies for long-term operational improvements that should positively impact working capital. The Company aims to streamline its distribution process by concentrating all its assembled products in its new Las Vegas headquarters and fulfillment center, which we plan to eventually become the sole distributor of the Company’s assembled products to retail stores, corporate gifting customers, and ecommerce customers. This initiative will enable the Company to consolidate its finished goods inventory, shipping activities, and increase capacity to meet higher demand from the revenue initiatives described above.

The Company is developing these incremental marketing, sales, distribution and operational capabilities to support its long-term plans to grow revenues funded by cash from operations. The net proceeds from this offering and the Regulation A Offering will be used as to accelerate our growth rate as a function of having additional capital to invest in product development, marketing, sales initiatives, and working capital. These plans include potentially acquiring incremental complimentary consumer lifestyle brands depending on market conditions. The acquisition of incremental brands is partially contingent upon raising additional capital in this Offering and the Regulation A Offering. Depending on the success of this Offering and the Regulation A Offering, we may utilize a portion of the proceeds for such acquisitions.

We foresee the largest obstacle that may prevent us from achieving our goals is the potential occurrence of additional waves of COVID-19 that causes the economy to shut back down, limiting consumer activity. We anticipate that our sales diversification, distribution, and expansion initiatives with gourmet grocery stores and opening additional online direct to consumer store fronts would partially offset the impact of a potential new outbreak. The second major challenge we may face relates to our supply chain, specifically with regard to our suppliers and co-packer. They may not be able to meet our demand needs without proper forecasts from us. We are building a stronger planning capability internally in order to provide rolling 12 months forecasts to our supply base to enable them to better and more timely meet our needs. Furthermore, additional major global waves of COVID-19 may strain our international suppliers’ ability to meet our demand.

We believe our existing plans for the next twelve months can be funded with cash from operations, and if necessary, incremental short-term borrowings from the current stockholders, as well as the proceeds from the offering. See "Use of Proceeds.”

There is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company. Accordingly, given the Company’s limited cash and cash equivalents on hand, the Company may be unable to implement its business plans and proposed operations unless it obtains additional financing or otherwise is able to generate revenues and profits. The Company may raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans. In the near term, the Company plans to rely on its primary stockholder, BLG, to continue its commitment to fund the Company’s continuing operating requirements.

The proceeds of this Offering are primarily being raised to provide working capital (specifically for investment in inventory) to support a more aggressive sales distribution expansion effort to increase our growth rate. Through December 2, 2021, the Company had secured a second draw SBA PPP loan in the amount of $1,650,000 and approximately $2,159,290 of net proceeds through the Regulation A Offering.

Trend Information

Our primary goal is to grow revenues profitability by adding customers in our e-commerce and retail store sales channels as well as adding customers in our wholesale and corporate sales channel; as we add customers, we will be able to grow our brand. Increasing distribution, launching innovation, and marketing initiatives, along with media coverage in the United States, has driven and continues to drive an increase in sales of our confectionery products.

We continue to drive awareness and trial of our products and acquire new customers with various marketing initiatives. As we continue to acquire new customers, expand distribution, and launch innovation we gain positive momentum.

The confectionery industry is a sizable market and is predicted to witness a steady CAGR of 3.5% in the period of 2019-2026 globally. We believe the Company is one of the few confectionery companies that is connecting with the next generation of consumers and that should lead to a significant and expanding market opportunity. With a strong brand and an industry-leading creative, marketing, and sales team, we believe the Company has the potential to seize a larger portion of the US confectionery market.

COVID-19 Updates

Our net revenue has been negatively impacted by the COVID-19 pandemic. We are unable to predict the duration and magnitude of this impact going forward.

COVID-19 has been a highly disruptive economic and societal event that has affected our business and has had a significant impact on consumer shopping behavior. To serve our customers while also providing for the safety of our team members, we have adapted aspects of our logistics, transportation, supply chain and purchasing processes.

As the Company qualified as an essential business as defined by state regulations, we continued to operate our distribution centers while maintaining social distancing. At the same time, we have taken a variety of safety measures following federal, state and local guidelines at our fulfillment centers’ operations. These safety measures include enhanced daily cleaning and disinfection policies, enhanced personal hygiene efforts and implementing social distancing efforts and awareness throughout the fulfillment centers. The reduced manpower in warehouses, together with increased e-commerce orders, led to minor delivery delays. In 2021, there have been several global ocean cargo delivery bottlenecks, most notably at major ports in China, Europe and Southern California, due to COVID-19 outbreaks, strong consumer demand and shortages of workers and equipment caused by pandemic-related health and safety measures. Those challenges have led to delays and increased logistics costs for certain of our products. We proactively instituted a price increase on our core products in the Spring of this year in anticipation of cost increases associated with increased shipping costs and delays. Those increased logistics costs have been reflected in cost of sales in our unaudited consolidated statements of operations. Through 1H 2021, we have not experienced material shipping delays, however, in the third quarter of 2021, we are beginning to experience shipping delays for some of our fall holiday products. The impact of those delays on our future financial results are undeterminable as of the date of this report. If, as a result of COVID-19, we face disruptions in our supply chain, or are unable to continue to operate our fulfillment center, we may not be able to make timely deliveries to our customers.

Since late March 2020, we have experienced a significant increase in e-commerce demand primarily due to changes to consumer behaviors resulting from the various stay-at-home and other restrictions placed on consumers throughout much of the United States in response to the COVID-19 pandemic. This increased demand may not continue depending on the duration and severity of the COVID-19 pandemic, the length of time stay-at-home and restaurant restriction orders stay in effect and for economic and operating conditions, and consumer behaviors to resume to levels prior to the COVID-19 pandemic and numerous other uncertainties.

Nearly all stores have been directly and negatively impacted by public health measures taken in response to COVID-19, with nearly all locations experiencing reduced operations because of, among other things, modified business hours and store and mall closures. As a result, wholesale partners did not order products for their stores in line with forecasted amounts in 2020 and early 2021 and have only recently begun ordering from us again. This trend has negatively impacted, and may continue to negatively impact, among other things, retail, and wholesale sales. We have seen a resurgence in retail and wholesale activity and sales in Q2 of 2021 as COVID-19 vaccines became more widely available and as COVID-19 restrictions began to be lifted by state and local governments, however we cannot guarantee that this trend will continue.

During this challenging time, our foremost priority is the safety and well-being of our employees, customers, business partners and communities. In addition to our already stringent practices for the quality and safety of our products, we are diligently following health and safety guidance issued by the World Health Organization, the Centers for Disease Control and state and local governmental agencies. COVID-19 has had an unprecedented impact on our industry as containment measures continue to escalate. Numerous countries, states and local governments have effected ordinances to protect the public through social distancing, which has caused, and we expect will continue to restrain retail traffic. With that said, Sugarfina products remain available for sale online and in our stores. Our current focus is on driving growth across all our channels as the economy adapts to the environment. The number of our stores remaining open may change from time to time.

In these unprecedented times, management is taking all necessary and appropriate action to maximize our liquidity as we navigate the current landscape. Further, in an abundance of caution and to maintain ample financial flexibility, we applied for and received first and second round PPP loans, which has allowed us to temporarily avoid workforce reduction measures. While we believe we have sufficient liquidity with our current cash position, we will continue to monitor and evaluate all financing alternatives as necessary as these unprecedented events evolve.

While we believe the effects of the COVID-19 pandemic on our business are subsiding with the increase in vaccine distribution, a decrease in state and local restrictions, and in increase in retail consumer activity, we cannot predict the economic impact of COVID-19 or its ultimate impact on our operations.

The ultimate financial impact on the Company’s future operating results and consolidated financial statements cannot be reasonably estimated at this time. However, as of the date of this Semi-Annual Report, the company has experienced increased demand for its products so it does not expect this matter will have a material negative impact on its business, results of operations, and financial position.

DIRECTORS AND EXECUTIVE OFFICERS

The Company’s officers, significant employees and directors are as follows.

Name	Position	Age	Term of Office
Executive Officers:

Scott LaPorta	CEO	59	Since November 1, 2019
Fiona Revic	Secretary and Corporate Counsel	30	Since July 6, 2020
Ryan Nelson	Senior Vice President of Retail Sales and E-Commerce	46	Since November 1, 2019
Debra Allen	Senior Vice President of Human Resources	42	Since November 1, 2019
Brian Garrett	Vice President of Finance and IT	41	Since January 11, 2021
Juliette Kim	Vice President of Marketing	41	Since January 25, 2021
Significant Employees:
Jason Wiggins	Director of Operations	39	Since August 30, 2021
Directors:
Scott LaPorta	Director	59	Since November 1, 2019
Paul L. Kessler	Director	61	Since November 1, 2019
Diana Derycz-Kessler	Director	56	Since November 1, 2019

Scott LaPorta, CEO and Director

Scott LaPorta is a proven senior executive with a record of driving outstanding performance within highly competitive and aspiration driven consumer businesses/brands including Levi Strauss, Hilton, Marriott, Bolthouse Farms, and most recently GT’s Kombucha. Scott provides strategic vision as well as creative and disciplined operational leadership. He has successfully developed and commercialized under managed businesses into high growth enterprises while expanding margins and building capability. Mr. LaPorta has raised over $30 billion in capital and led or co-led over $10 billion of M&A activity as a CFO of operating companies in the hospitality, lodging, and casino industries. He has also led two IPO spin off transactions. Scott took on a turnaround role at Levi Strauss in 2002 that included leading strategy, planning, and restructuring and then ran three divisions of the company. Mr. LaPorta successfully led the commercialization, growth, and eventual sale of the Bolthouse Farms fresh food and beverage business at a category leading exit multiple for a private equity firm. He was with Bolthouse Farms from 2009 through 2016. From January 2017 to July 2018, Mr. LaPorta lead Neuro Drinks as its President. From September 2018 to September 2019, Mr. LaPorta served as Chief Commercial Officer of GT’s Living Foods. Mr. LaPorta holds an MBA in Finance and Marketing from Vanderbilt University and a BS in Accounting from the University of Virginia. While he was at the University of Virginia Scott was a collegiate baseball pitcher.

Fiona Revic, Secretary and Corporate Counsel

Fiona Revic, Esq., is currently our Corporate Counsel. She has served in that position since July 2020. Prior to joining Sugarfina, she was In-House Counsel at Neoteryx, LLC from February 2020 to June 2020 responsible for all legal matters in the normal course of business and was previously Contracts Manager from March 2016 to February 2020 responsible for all commercial contracts. Prior to that, she was Assistant to In-House Counsel at Phenomenex Inc. from January 2015 to January 2016 and assisted with all legal matters. She holds Bachelor of Laws (LLB) degree from the University of Bristol, UK, completed her Legal Practice Course at the University of Law in London, UK, holds her Master of Laws (LLM) from UCLA, and is a member in good standing of the California Bar.

Ryan Nelson, Senior Vice President of Retail Sales and E-Commerce

Ryan Nelson brings over 20 years of retail experience to Sugarfina. In his current role at Sugarfina, Ryan is responsible for managing the sales and merchandising strategies for the Sugarfina retail experience both in-store and online. Ryan has been with Sugarfina since May 2016. Prior to joining the brand, Ryan served as the head of retail at Godiva USA from November 2015 and brings a wealth of confections experience along with 10 years in retail management experience from KB Toys. Ryan attended Arizona State University.

Debra Allen, Senior Vice President of Human Resources

Debra Allen serves as our current Vice President of Human Resources. She has been in the role since the launch of the Company on November 1, 2019. Prior to joining us, she served as the head of Human Resources at the Los Angeles Film School from August 2016 to August 2019. In that position she oversaw 400 employees at two different campuses as an HR department of one. Prior to that she held the position of Head of Human Resources for various entertainment companies and ran her own HR consulting firm, spanning from May 2004 to July 2016. She holds a B.A. in political Science from California State University, Northridge and is currently working on her master’s degree in Human Resources Management at the University of Southern California.

Brian Garrett, Vice President of Finance and IT

Brian Garrett is currently our Vice President of Finance and IT. He joined the Company in January 2021. He brings over 17 years of experience leading accounting and finance teams and over 10 years of financial reporting experience for publicly traded companies. Prior to the Company, he served as Controller of Eagle Pipe, LLC from July 2017 to January 2021. He previously served as Controller at Elite Compression Services, LLC from May 2014 to June 2017, as Assistant Controller at Genesis Energy, L.P. from 2007 to 2014 and held various audit and assurance services roles at Deloitte from 2003 to 2007. He is a licensed CPA in the state of Texas and earned a BBA and MS in Accounting from Texas A&M University in College Station, TX.

Juliette Kim, Vice President of Marketing

Juliette Kim is currently our Vice President of Marketing. She joined Sugarfina in January 2021. She brings over 15 years of marketing experience from both the brand and retailer side to Sugarfina. Prior to joining us, she was the Senior Director of Global Brand Marketing and Product Development at Lancer Skincare from August 2019 to July 2020, Director of Product and Brand Marketing at Hourglass Cosmetics from November 2018 to July 2019, Senior Marketing Manager at Sephora from December 2016 to November 2018 and Brand Marketing Manager for Sally Hansen from June 2015 to July 2016. Her experience spans across brand, product and retail marketing as well as social media, more recently focused on the luxury space. She holds a B.S. in Marketing from the University of Illinois at Chicago.

Jason Wiggins, Director of Operations

Jason Wiggins joined us in August 2021 as the Director of Warehouse Operations. Jason came to Sugarfina with 20+ years of leadership experience in various supply chain roles. Prior to joining us, he was Operations Manager at Amazon from June 2020 to August 2021 in their robotics fulfilment center. Prior to that, Jason was the Assistant Operations Manager for Shamrock Foods Company from August 2016 to June 2020. In that role, he led over 400+ employees across warehouse operations and delivery drivers. Jason’s experience provides great in-depth knowledge on end-to-end processes throughout supply chain and last mile fulfilment. Jason holds a bachelor’s degree in Business from Colorado State University Global Campus.

Paul L. Kessler, Director

Paul L. Kessler is Principal, Portfolio Manager and Founder of Bristol Capital Advisors, LLC and has extensive experience as a financier and venture capitalist. He is well versed at identifying deep value investment opportunities in a variety of industries. Mr. Kessler has broad experience in finance, actively sourcing, identifying, negotiating, and structuring investment transactions. He has actively worked with executives and boards of companies on corporate governance, strategy, and alignment of interests with stakeholders. Mr. Kessler has guided and overseen over 700 investment transactions. Mr. Kessler is married to Diana Derycz-Kessler.

Diana Derycz-Kessler, Director

Diana Derycz-Kessler has 20 years of experience serving as a principal investor in Bristol Capital Advisors with investments in growing public and private companies in a variety of sectors. Through her investment activities she has taken on active operational roles, including a 17-year tenure as Owner, CEO and President of the Los Angeles Film School where she significantly grew the school’s size and presence to become a leader in media arts education. Ms. Kessler also has extensive experience in strategy, business operations, corporate governance, legal affairs. She holds a Law Degree from Harvard Law School, a master’s degree from Stanford University, and her Undergraduate Degree from UCLA. Ms. Kessler is married to Paul L. Kessler.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020 the three highest-paid directors and executive officers were paid as set forth in the table below:

Name	Capacities in which Compensation was Received	Cash Compensation ($)	Other Compensation ($) (1)	Total Compensation ($)
Scott LaPorta	CEO and Director	$485,000	$10,554	$495,554
Naveed Goraya (2)	Vice President of Supply Chain Operations	$225,000	$9,271	$234,271
Maija Benincasa (3)	Vice President of Marketing	$215,000	$4,146	$219,146

(1)	Represents the value of benefits received.

(2)	Naveed Goraya is no longer with the Company as of February 26, 2021.

(3)	Maija Benincasa resigned from the Company on January 1, 2021.

The Company did not pay its directors for the fiscal year ended December 31, 2020. There were 3 directors in that group.

We have an employment agreement with Scott LaPorta, our CEO and Director, with a term of four years and successive one-year renewal options. Mr. LaPorta is paid an annual base salary of $485,000 and is eligible to receive an annual bonus based on the Company’s achievement of goals for revenue and EBITDA. His target performance bonus is 70% of his base salary with the ability to earn up to 200% of the target bonus each fiscal year based on two components – revenue and EBITDA. In the event Mr. LaPorta is terminated without cause or leaves the Company for good reason, he will receive his base salary earned through the date of termination, accrued and unused paid time off, reimbursed expenses, all other accrued payments and benefits under his employment agreement. He will also receive a lump sum of his base salary plus a pro rata portion of his target bonus for that fiscal year, provided he signs a release of claims against company. In the event of a change of control or similar event, Mr. LaPorta will receive the same amounts as described above if, within twelve months of the change of control, he is terminated without cause or leaves for good reason.

Mr. LaPorta is eligible to receive a discretionary performance bonus, which would be granted at the sole discretion of the board of directors, for successfully transitioning the Company through the holiday season during the period of November 1 through December 31, 2019. In lieu of his year-end bonus for his efforts during the years 2019 and 2020, Mr. LaPorta elected to receive 56,000 stock options under the 2021 Stock Option Plan (as defined below) at a $10.00 exercise price.

Stock Option Plans

In January 2021, our Stockholders approved a stock option plan for the issuance of up to 500,000 options (the “2020 Equity Incentive Plan”), subject to annual increases in the number of available options. As of July 3, 2021, we have 283,500 stock options outstanding.

The 2020 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any subsidiary’s employees, and for the grant of nonstatutory stock options, restricted stock, or restricted stock units to the Company’s employees, directors and consultants. The plan is administered by the plan administrator. The exercise price of options granted under the plans must be at least equal to the fair market value of our Common Stock at the time of grant. The term of an option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Options vest over a 4-year period subject to continued employment. The plan administrator will determine the methods of payment for the exercise price of an option. If an individual’s service terminates voluntarily for good reason, the participant may exercise his or her option within 90 days of termination or such longer period of time as provided in his or her award agreement. If an individual’s service terminates due to the participant’s death or disability, the option may be exercised within one year of termination, or such longer period of time as provided in his or her award agreement. If an individual’s service terminates voluntarily other than for good reason or if an individual is terminated for cause, all of the individual’s vested and un-vested options will immediately lapse. The vested portion of an employee’s options will become exercisable immediately prior to the consummation of an exit event. However, in no event may an option be exercised after the expiration of its term. The plan administrator does not use published criteria concerning number of options granted or formal performance formulas. Options are granted based on overall contribution as recommended by the plan administrator and approved by the Board of Directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of December 2, 2021, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

	Series A Preferred Stock (4)			Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class	Amount and Nature of Beneficial Ownership (1)	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Paul L. Kessler (2)	658,400	-	82.3%	11,270,764	-	88.2%
Diana Derycz-Kessler (2)	658,400	-	82.3%	11,270,764	-	88.2%
All executive officers and directors as a group (8 people in this group) (3)	674,400	-	84.3%	11,521,533	-	90.1%

(1)	The address for all beneficial owners is 5275 W Diablo Dr., Suite A1-101, Las Vegas, NV 89118

(2)	Mr. Kessler and Ms. Derycz-Kessler own their interest in the Company through Bristol Luxury Group LLC, which they each jointly own, through their entities Bristol Investment Fund Ltd. and Vendome Trust.

(3)	Does not include shares to be issued in our Regulation A Offering, over which investors will grant an irrevocable proxy to Mr. LaPorta.
(4)	Gives effect to the Debt Conversion. Except for protective voting rights with respect to certain actions, such as bylaw changes, liquidation, or actions dilutive to preferred stockholders, shares of Series A Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights or voting powers, or qualifications, limitations or restrictions thereof. In all cases where the holders of shares of Series A Preferred Stock have the right to vote separately as a class, those holders shall be entitled to one vote for each such share held by them respectively.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On October 31, 2019, Successor acquired all the assets of Predecessor, a separate entity with different ownership and management that was in bankruptcy. To fund the purchase of the Predecessor’s assets, the Successor signed a Secured Promissory Note as debtor to Bristol BLG, in the amount of $15,000,000 at an interest rate of 12% per annum with a maturity date of May 21, 2021, which had been extended to May 21, 2024. For details, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Liquidity and Capital Resources -- Bristol Luxury Group LLC Debt.”

On April 30, 2021, the company completed the Debt Conversion under which it converted $8,000,000 of the balance due under the Note into shares of Series A Preferred Stock, with retroactive effect to September 26, 2020. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Retroactive Conversion of the Company’s Secured Promissory Note Held by BLG.”

Paul L. Kessler and Diana Derycz-Kessler, who sit on the Company’s board of directors, own a combined 90.16% of BLG through their Bristol Investment Fund Ltd. and Vendome Trust. Barlock Capital owns 7.83% of BLG. Scott La Porta owns the remaining 2% of BLG and is the Company’s CEO and a director. As of July 3, 2021, after giving effect to the Debt Conversion, $9,548,669 was outstanding under the Note. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources – Bristol Luxury Group LLC Debt,” above.

On October 31, 2019, BLG also loaned the Successor $180,000 in cash followed by another $1,000,000 and $250,000 cash loan in August 2020 and September 2021, respectively, for the purpose of making additional funds available to the Company for use as working capital. As of July 3, 2021, $1,064,538 was held in the Company’s accounts payable owed to BLG. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Bristol Luxury Group LLC Debt,” above.

In total, as of July 3, 2021, the Company owes BLG, and so also owes its CEO, Mr. LaPorta, and two of its current directors, Mr. Kessler and Ms. Derycz-Kessler, $10,613,207.

SECURITIES BEING OFFERED

General

The Company is offering up to 2,463,552 shares of Common Stock, including Bonus Shares. The following description summarizes important terms of the Company’s Common Stock. This summary does not purport to be complete and is qualified in its entirety by the Certificate of Incorporation, Certificate of Correction to the Certificate of Incorporation, and Bylaws filed with the state of Delaware on or about April 30, 2021, copies of which have been filed as Exhibits 2.1, 2.3, and 2.2, respectively to this Offering Statement of which this Offering Circular forms a part. For the convenience of investors, we have created a conformed copy of our certificate of incorporation to reflect all past amendments, which we have filed as Exhibit 2.5 to this Offering Statement of which this Offering Circular forms a part. For a complete description of the Company’s Common Stock, you should refer to the Certificate of Incorporation, as amended by the Certificate of Correction (the “Amended Certificate”), and the Bylaws, and applicable provisions of the Delaware General Corporation Law.

The authorized capital stock of the Company consists of 30,000,000 shares. As of December 2, 2021, the authorized capital is comprised of 25,000,000 shares of Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share; 800,000 shares of the Preferred Stock are designated as Series A Preferred Stock. As of December 2, 2021, the outstanding capital stock includes 12,786,448 shares of Common Stock and 800,000 shares of Series A Preferred Stock. The total number of shares of Common Stock subject to awards under the stock option plan was 500,000. For a complete description of the Series A Preferred Stock, see the Conformed Copy of Certificate of Incorporation filed as Exhibit 2.5 to this Offering Statement of which this Offering Circular forms a part.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights and Proxy

Common stockholders are entitled to one vote for each share of Common Stock held at all meetings of stockholders. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s CEO to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the CEO determines is necessary or appropriate at the CEO’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4.1 to this Offering Statement of which this Offering Circular forms a part.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities, and the satisfaction of the liquidation preferences granted to the holders of preferred stock should any be issued in the future, the holders of Common Stock and the holders of preferred stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

Preferred Stock

Under the Certificate of Incorporation, the board of directors has the authority, without further action by the stockholders, to designate and issue up to 5,000,000 shares of Preferred Stock in one or more series, and has designated 800,000 shares of Series A Preferred Stock. The board of directors may also designate the rights, preferences and privileges of the holders of each such series of Preferred Stock, any or all of which may be greater than or senior to those granted to the holders of Common Stock. Though the actual effect of any such issuance on the rights of the holders of Common Stock will not be known until such time as the board of directors determines the specific rights of the holders of Preferred Stock, the potential effects of such an issuance include:

•	diluting the voting power of the holders of Common Stock; reducing the likelihood that holders of Common Stock will receive dividend payments;

•	reducing the likelihood that holders of Common Stock will receive payments in the event of the liquidation, dissolution, or winding up of the Company; and

•	delaying, deterring or preventing a change-in-control or other corporate takeover.

Series A Preferred Stock

In connection with the Debt Conversion, the Company amended Article Fourth of the Certificate of Incorporation of the Company by filing a Certificate of Correction with the Delaware Secretary of State on April 30, 2021. The Certificate of Correction designates 800,000 shares of the Company’s preferred stock as “Series A Preferred Stock” and fixes the rights, preferences, limitations, qualifications and restrictions with respect to the shares of such series. The impact of the Certificate of Correction is to state that the issuance of the Series A Preferred Stock is as if it were effective September 26, 2020. The Company’s board of directors then issued 800,000 shares of Series A Preferred Stock to BLG, which includes Mr. Kessler and Ms. Derycz-Kessler who currently serve as directors, in proportion to the number of preferred units BLG owned in Sugarfina Holdings LLC immediately prior to the corporate conversion.

The board of directors may increase the number of shares of Series A Preferred Stock but not in excess of the total number of authorized shares of Preferred Stock. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall, upon compliance with any applicable provisions of Delaware law, be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Dividends

From and after the date of the issuance of any shares of Series A Preferred Stock, holders of shares of Series A Preferred Stock shall be entitled to receive in respect of each such shares, as and when declared by the Company’s Board of Directors, cumulative dividends accruing on a daily basis at the rate per annum of twelve percent (12%) on the Series A Issue Price of such share, payable in cash, and to the extent not paid, compounded monthly, provided that such rate per annum shall be fourteen percent (14%) on the amount of any previously accrued dividends on such share, compounded monthly (collectively, the “Dividends”). Dividends shall be payable only when, as, and if declared by the Board of Directors and the Company shall be under no obligation to pay Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the amount of the aggregate Dividends then accrued on such share of Series A Preferred Stock and not previously paid.

Notwithstanding anything to the contrary contained herein, (i) no Dividend may be declared unless paid to the holders immediately in cash (it being understood that no Dividends may be declared and paid in securities or otherwise “in kind”) and (ii) no Dividend shall be declared or paid in anticipation of a redemption of a share of Series A Preferred Stock or any liquidation of the Company.

Ranking and Liquidation

The Series A Preferred Stock shall rank senior and in priority of payment to all of the “Junior Stock,” which is defined as the Common Stock and any other class or series of stock not entitled to receive any assets upon a Liquidation Event until Series A Preferred Stock has received amounts due upon such Liquidation Event, in any liquidation or winding up of the Company. “Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the Company. “Deemed Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or other winding up of the Company, (ii) a bankruptcy event, (iii) a cross-default by the Company on any debt obligations greater than $1,000,000 that results in such obligations becoming or being declared due and payable, (iv) a change of control, (v) an IPO in which the Company raises aggregate net proceeds greater than or equal to the amount necessary to redeem all the shares of Series A Preferred Stock or (vi) any cessation of operations by the Company.

Any distribution or payments upon any Deemed Liquidation Event pursuant to clause (iv) through (vi) of the definition thereof will be made only upon the written approval by a majority of the Board of Directors. Upon any Deemed Liquidation Event, if the Board of Directors has approved to make any distribution or payment to any holders (as applicable), the holders of Series A Preferred Stock shall be paid the Redemption Price (defined as 100% of the Liquidation Preference which is the Series A Issue Price of $10.00 plus any accrued and unpaid dividends on the Series A Preferred Stock) on the date thereof on all such shares of Series A Preferred Stock before any distribution or payment is made to or set aside for the holders of any Junior Stock.

After the Redemption Price has been paid for shares of Series A Preferred Stock to be redeemed, then on the date such payment has been made, all rights of the holder in the shares of Series A Preferred Stock so redeemed, shall cease, and such shares shall no longer be deemed issued and outstanding.

If, upon any Deemed Liquidation Event and the Board of Directors’ decision to approve a distribution or payment, the net assets of the Company distributable among the holders of all outstanding shares of Series A Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Company remaining shall be distributed among the holders of Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Optional Company Redemption

At any time and from time to time, the Company may, subject to certain exceptions including receiving a majority of the shares of outstanding Series A Preferred Stock voting in favor of such redemption, redeem all or a portion of the outstanding shares of Series A Preferred Stock for a cash amount per share equal to the Redemption Price thereof on the Redemption Date.

After the Redemption Price has been paid for shares of Series A Preferred Stock to be redeemed, then on the date such payment has been made, all rights of the holder in the shares so redeemed, shall cease, and such shares shall no longer be deemed issued and outstanding.

Moreover, no dividends shall be declared or paid in anticipation of a redemption of a share of Series A Preferred Stock or any liquidation of the Company.

Voting Rights

Except as provided below, or as may otherwise be required by law, shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights or voting powers, or qualifications, limitations or restrictions thereof. In all cases where the holders of shares of Series A Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

Without the consent of the Requisite Holders, the Company will not:

•	increase the authorized number of shares of Series A Preferred Stock;

•	directly or indirectly authorize, create, issue or increase the authorized or issued number of shares of any other class or series of capital stock or any other security convertible into or exercisable for shares of any other class or series of capital stock ranking either senior to or on parity with the Series A Preferred Stock in respect of the right to receive (a) dividends or distributions, or (b) assets of the Company upon any Deemed Liquidation Event;

•	pay any dividend in respect of any Junior Stock;

•	effect any redemption pursuant to the terms of the Series A Preferred Stock; or

•	amend, alter or repeal any provision of the Certificate of Incorporation in a manner adverse to the holders of Series A Preferred Stock.

Conversion Rights

The holders of the Series A Preferred Stock do not have any rights to convert their shares into other securities of the Company.

For additional terms of the Series A Preferred Stock, including definitions of terms, see the Certificate of Correction to Certificate of Incorporation included as Exhibit 2.3 to this Offering Statement of which this Offering Circular forms a part.

PLAN OF DISTRIBUTION

The Company is offering up to 2,750,000 shares of Common Stock (including Bonus Shares), on a best efforts basis as described in this Offering Circular. The Company has engaged StartEngine Primary LLC (“StartEngine Primary”) as its placement agent, and OpenDeal Broker LLC dba the Capital R (“Capital R”) as a participating dealer, to assist in the placement of its securities in those states in which they are registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary and Capital R are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary and Capital R are under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com/sugarfina or at www.republic.co/sugarfina (the “Republic Offering Page”). This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com and republic.co websites.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary and Capital R in connection with this offering by the Company:

	Per Share	Total
Public offering price	$10.35	$25,847,226	(1)
Placement Agent commissions	$0.72	$1,753,758
Proceeds to Company before expenses	$9.63	$24,093,468

(1) Total maximum proceeds are based on the sale of 79,534 shares of Common Stock purchased at the previous price of $10.00 per share and 207,094 purchased at the current offering price of $10.35 per share. Total maximum proceeds include those shares sold and subscriptions committed and assumes the remaining 2,213,552 shares of Common Stock are sold at a purchase price of $10.35 and rounded down to the nearest dollar. This amount does not include $55,547.80 in commissions and processing fees previously paid to StartEngine Primary for shares purchased at $10.00 per share, nor $9,720.78 in commissions and processing fees that StartEngine Primary would be eligible to receive, assuming all commitments clear and settle.

The Company will also be required to issue to StartEngine Primary and Capital R warrants for the purchase of shares of our Common Stock at an exercise price of $10.35 per share. The number of shares acquirable by StartEngine Primary upon exercise of their warrant will be equal to 2% of the gross proceeds raised through StartEngine Primary, divided by $10.35 per share, rounded to the nearest whole share. Assuming we raise the maximum amount in this offering through StartEngine Primary, we would issue warrants for 48,251 shares of the Company’s Common Stock to StartEngine Primary, which includes 1,748 warrants issued at an exercise price of $10 with respect to sales by StartEngine Primary at a $10 per share price (assuming completion of the purchase of all shares committed at the $10 price). Capital R will be issued a number of shares of Common Stock equal to 1% of the gross proceeds of the sales facilitated by Capital R, divided by $10.35 per share, rounded to the nearest whole share. Assuming we raise the maximum amount remaining in this offering through Capital R, we would issue warrants for 24,125 shares of the Company’s Common Stock to Capital R.

The StartEngine Primary warrants will be exercisable for up to five years after the date on which this offering is qualified. The shares issuable upon exercise of the StartEngine Primary warrants, and the shares issued directly to Capital R, may not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of qualification or commencement of sales of the offering pursuant to which the warrants were issued, except as provided in FINRA Rule 5110(g)(2). The StartEngine Primary warrants include customary adjustment provisions for stock splits, stock dividends, and recapitalizations and other similar transactions. StartEngine Primary also has a piggyback registration right with respect to any shares it receives upon exercise of the warrants for up to seven years after the date on which this offering is qualified.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create the Company’s campaign page,

•	provide the Company with a dedicated account manager and marketing consulting services,

•	provide a standard purchase agreement to execute between the Company and investors, which may be used at Company’s option and

•	coordinate money transfers to the Company.

In addition to the commission described above, the Company paid $15,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the Company’s offering. Any portion of this amount not expended and accounted for will be returned to the Company. Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to StartEngine Primary and Capital R in total  will be approximately $1,796,532.

Prior to July 30, 2021, the date of our Offering Circular supplement, StartEngine Primary charged investors a non-refundable processing fee equal to 3.5% of the amount invested at the time investors subscribed for our securities, equivalent to $0.35 per share, capped at $700 per investor. As of July 26, 2021, StartEngine Primary has been paid $27,773.90 in processing fees.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com/sugarfina (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. Similarly, Capital R intends to use an online platform maintained by its affiliates which can be found at https://republic.co/sugarfina. In addition, StartEngine Crowdfunding and Capital R will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the Company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Bonus Shares; Discounted Price for Certain Investors

Certain investors in this offering are eligible to receive additional shares of Common Stock (effectively a discount) for their shares purchased (“Bonus Shares”) equal to 10% of the shares they purchase beginning at purchases of $10,350 or more. Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. For example, an investor who purchases $10,350 of Common Stock will receive 1,000 shares of Common Stock plus an additional 100 shares of Common Stock worth $1,350 or 10% of their investment. As a result, that investor would own 1,100 shares of Common Stock, worth $11,385, after investing $10,350. Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. The Company will absorb the cost of the issuance of the Bonus Shares; to the extent any are issued, it will reduce the proceeds that the Company receives. The Company has made 250,000 Bonus Shares available in this offering.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the applicable escrow account to be setup by the Escrow Agent for the offering for each of StartEngine Primary and the Capital R. Tendered funds will remain in escrow until a closing has occurred. Both StartEngine Crowdfunding and the Capital R will assist with the facilitation of credit and debit card payments through the Online Platform and Republic Offering Page. The Company estimates that processing fees for credit card subscriptions will be approximately 3% of total funds invested per transaction, although credit card processing fees may fluctuate. The Company intends to pay these fees and will reimburse each of StartEngine Crowdfunding and the Capital R for respective transaction fees and return fees that it incurs for returns and chargebacks. The Company estimates that approximately 75% of the transactions in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds to Issuer.” Upon closing, funds tendered by investors will be made available to the Company for its use.

There is a minimum individual investment in this offering is $507.15.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The Company has entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. With respect to investment commitments facilitated by Capital R, the Company has entered into an additional Escrow Services Agreement with the Escrow Agent such that the funds from the investments facilitated by Capital R will be held by the Escrow Agent pending closing or termination of the Offering, and shall be directed by StartEngine Primary with respect to the issuance of refunds, payment of Offering fees, payment of commissions to the Capital R and disbursement of net proceeds to the Company. All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The Company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Once an investor submits a subscription agreement on the StartEngine portal and the Escrow Agent receives the investor's funds into the escrow account, the Escrow Agent will perform AML and KYC checks to verify the identity and status of the investor provided that Capital R will perform AML and KYC checks for subscriptions made through the Republic Deal Page.  If there are errors or incomplete information that needs to be resolved to complete the subscription, the StartEngine portal or Republic Deal Page, as applicable, will generate emails instructing the investor on what to do to complete the process.  Once the checks performed by the Escrow Agent are completed, the investor receives an email regarding the progress of the investment and the funds are available to be disbursed to the Company at a closing.  The Company has access to a dashboard on the StartEngine platform and the Republic Deal Page that will indicate the amount of funds received from investors that have completed the subscription process.  When the Company seeks to hold a closing and receive a distribution of funds, it will submit a request for a disbursement of funds through the StartEngine issuer dashboard. StartEngine will review the disbursement request to verify there are funds disbursable and that the banking information provided by the Company is accurate.  If approved, StartEngine will accept the disbursement request and will notify the Escrow Agent, and the Capital R if necessary, to disburse funds from the escrow account to the Company's provided bank account.  After notice has been provided to the Escrow Agent, funds will be processed and will be available in the Company's account within 24-48 business hours.  As soon as the funds move from the escrow account to the Company’s bank account, the investors who were a part of the closing will receive a final confirmation email from StartEngine regarding the status of their investment, together with a fully executed subscription agreement or if the investment commitment was made through the Republic Deal Page, the same through such Republic Deal Page.

Our Escrow Agent, Prime Trust, is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the Company or this offering. All inquiries regarding this offering or escrow should be made directly to the Company.

In the event that the Company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the Company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to the Company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the Company. Based on the assumed maximum amount that we might owe StartEngine Primary, we estimate the deposit hold could be for up to $1,500,000.

Startengine Secure LLC, an affiliate of StartEngine Primary, will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

In the event that it takes some time for the Company to raise funds in this offering, the Company will rely on income from sales, accounts receivable collections, and possibly from BLG as needed.

Provisions of Note in Our Subscription Agreement

Proxy

The subscription agreement grants an irrevocable proxy to the Company’s CEO to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the CEO determines is necessary or appropriate at the CEO’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investors becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement.

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Perks

The Company plans to offer a candy gift card with $100 of credit for every $1,000 invested, up to $5,000. Investors who invest over $1,000 will also receive invitations to candy tastings and events, as well as early access to new product releases.

Amount Invested	Candy Credit
$1,000	$100
$2,000	$200
$3,000	$300
$4,000	$400
$5,000	$500

The anticipated total cost of the rewards that may be issued in this Regulation A offering is approximately $500,000, not inclusive of Bonus Shares. For more information regarding Bonus Shares, see “Plan of Distribution -- Bonus Shares; Discounted Price for Certain Investors,” above.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by May 2, 2022, and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28, 2022, which will include unaudited financial statements for the six months to July 2, 2022. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

SUGARFINA CORPORATION

(A Delaware Corporation)

SUGARFINA CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS

	July 3, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$839,299	$2,194,883
Restricted cash	215,493	238,854
Accounts receivable	1,211,060	1,111,239
Inventory	3,585,784	4,377,986
Prepaid expenses	811,502	1,332,598
	6,663,138	9,255,560
OTHER ASSETS
Property and equipment, net	1,311,367	560,027
Intellectual property	387,998	444,544
Deposits	807,656	704,669
	2,507,021	1,709,240
TOTAL ASSETS	$9,170,159	$10,964,800

LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES
Accounts payable	$429,657	$1,929,543
Accrued expenses	1,257,901	1,063,854
Deferred revenue	379,409	352,149
	2,066,967	3,345,546
NONCURRENT LIABILITIES
Deferred rent	606,714	231,904
Due to related party	1,064,538	1,180,000
Secured promissory note payable to related party	9,548,669	8,990,915
Capital lease liabilities	141,430	-
	11,361,351	10,402,819
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDER'S DEFICIT
Preferred stock, $0.01 par value, 5,000,000 shares authorized; 800,000 shares issued and outstanding	8,000	8,000
Common stock; $0.01 par value, 25,000,000 shares authorized; 12,580,606 and 12,500,000 shares issued and outstanding as of July 3, 2021 and December 31, 2020	132,841	125,000
Additional paid-in capital	9,717,579	9,412,000
Common stock subscriptions receivable	(116,831)	-
Accumulated deficit	(13,949,444)	(12,293,639)
Accumulated other comprehensive loss	(50,304)	(34,926)
	(4,258,159)	(2,783,565)
TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT	$9,170,159	$10,964,800

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SUGARFINA CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Period January 1, 2021 to July 3, 2021	For the Period January 1, 2020 to June 27, 2020
NET REVENUE	$13,187,059	$9,696,595

COST OF SALES	6,784,455	4,840,472

GROSS MARGIN	6,402,604	4,856,123

SELLING, GENERAL AND ADMINISTRATIVE	9,128,919	7,968,847

LOSS FROM OPERATIONS	(2,726,315)	(3,112,724)

OTHER INCOME (EXPENSE)
PPP grant income	1,650,000	2,000,000
Foreign business tax	-	(37,931)
Interest expense	(560,409)	(944,936)
Other income (expense)	5,967	(5,155)
	1,095,558	1,011,978

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,630,757)	(2,100,746)

PROVISION FOR INCOME TAXES	25,048	-

NET LOSS	(1,655,805)	(2,100,746)

OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	(15,378)	-

TOTAL COMPREHENSIVE LOSS	$(1,671,183)	$(2,100,746)

NET LOSS PER SHARE
BASIC	$(0.20)	$(0.17)
DILUTED	$(0.13)	$(0.17)

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	12,553,378	12,500,000
DILUTED	12,553,378	12,500,000

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SUGARFINA CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

	Successor
								Accumulated
					Additional			Other
	Preferred Stock		Common Stock		Paid-In	Subscription	Accumulated	Comprehensive
	Shares	Amount	Shares	Amounts	Capital	Receivable	Deficit	Loss	Total
BALANCE, DECEMBER 31, 2020	800,000	$8,000	12,500,000	$125,000	$9,412,000	$-	$(12,293,639)	$(34,926)	$(2,783,565)

OTHER COMPREHENSIVE LOSS	-	-	-	-	-	-	-	(15,378)	(15,378)

ISSUANCE OF CLASS A COMMON STOCK	-	-	80,606	7,841	776,219	(116,831)	-	-	667,229

OFFERING COSTS	-	-	-	-	(470,640)	-	-	-	(470,640)

NET LOSS	-	-	-	-	-	-	(1,655,805)	-	(1,655,805)

BALANCE, JULY 3, 2021	800,000	$8,000	12,580,606	$132,841	$9,717,579	$(116,831)	$(13,949,444)	$(50,304)	$(4,258,159)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SUGARFINA CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Period January 1, 2021 to July 3, 2021	For the Period January 1, 2020 to June 27, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,655,805)	$(2,100,746)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	224,275	193,951
Non-cash interest expense	557,754	938,755
Changes in operating assets and liabilities:
Accounts receivable	(99,821)	2,407,083
Inventory	792,202	(1,962,168)
Prepaid expenses and deposits	418,109	425,853
Accounts payable	(1,549,021)	(325,295)
Accrued expenses	162,128	(548,918)
Deferred revenue	27,260	(443,176)
Net Cash Used In Operating Activities	(1,122,919)	(1,414,661)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(585,951)	(26,864)
Net Cash Used in Investing Activities	(585,951)	(26,864)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Class A common stock	667,229	-
Offering costs	(470,640)	-
Payments due to related party	(115,462)	-
Payments on capital lease liabilities	(10,634)	(84,980)
Long-term deferred rent	274,810	107,268
Net Cash Provided by Financing Activities	345,303	22,288

EFFECT OF EXCHANGE RATES ON CASH	(15,378)	-

NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(1,378,945)	(1,419,237)

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT BEGINNING OF PERIOD	2,433,737	3,312,012

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$1,054,792	$1,892,775

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

NOTE 1 – Operations

Organization and Operations

Sugarfina Corporation (the Company) was formed on November 1, 2019 as a Delaware limited liability company and converted to a corporation on September 26, 2020. In conjunction with the reincorporation, the outstanding 1,000 membership units of Sugarfina Holdings LLC were exchanged for 12,500,000 shares of common stock of Sugarfina Corporation. All share and per share amounts in the accompanying unaudited consolidated financial statements for the Company have been adjusted retroactively to reflect the effect of the 1:12,500 unit split resulting from the corporate conversion as if it had occurred at November 1, 2019.

The Company’s wholly owned subsidiaries are Sugarfina USA LLC, Sugarfina Global LLC, Sugarfina Global Canada LTD, and Sugarfina IP LLC. The Company operates an upscale candy brand for adults through its e-commerce channels, as well as its wholesale channels, corporate and custom sales, and its retail boutiques in North America, located in major cities such as Los Angeles, New York, Boston, Vancouver, and Toronto. In addition to its retail boutiques in Canada, the Company also has an international presence through its franchise stores in Hong Kong and international wholesale accounts in South-East Asia, Australia, and Europe. The Company sells a range of high-end domestic and imported sweets, from gummies and caramel to chocolates and fruit.

The Company is a majority-owned subsidiary of Bristol Luxury Group LLC.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The Company’s unaudited consolidated financial statements include the accounts of Sugarfina Corporation, Sugarfina USA LLC, Sugarfina Global LLC, Sugarfina Global Canada LTD, and Sugarfina IP LLC (collectively, the Company). All significant intercompany accounts and transactions have been eliminated.

The unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the period presented. The results of operations for the six months ended July 3, 2021 are not necessarily indicative of the results to the expected for the year ending December 31, 2021 or for other semiannual periods or for future years.

Use of Estimates

The preparation of the unaudited consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include revenue recognition, valuation of accounts receivable and inventory, and depreciation and amortization. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable arising from normal business activities. At July 3, 2021 and December 31, 2020, the Company maintained cash with financial institutions in excess of federally insured limits. The Company places its cash with high quality financial institutions and has not experienced losses with respect to these items. The Company extends credit to its customers and generally does not require collateral from them.

Supplier Concentrations

The Company’s operations are subject to several factors which are beyond the control of management, such as changes in manufacturers pricing and the continued operation of its significant manufacturers. While the Company sells a diversified product line, it remains dependent upon a limited number of suppliers which it selects. During the period January 1, 2021 to July 3, 2021, purchases from our largest raw material supplier were less than 10% of cost of goods sold as we continued to diversify our raw material suppliers. During the period January 1, 2020 to June 27, 2020, purchases from our largest raw material supplier were approximately 23% of cost of goods sold.

Fair Value of Financial Instruments

Fair value of cash equivalents, current accounts receivable and current accounts payable approximate the carrying amounts because of their short-term nature. The fair value of long-term debt is estimated based upon quoted market prices at the reporting date for those financial instruments.

Cash and Cash Equivalents, and Restricted Cash

For purposes of the unaudited consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Restricted cash is secured as collateral for certain other assets. The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the unaudited consolidated balance sheets that sum to the total of the same such amounts shown in the unaudited consolidated statements of cash flows:

	July 3, 2021	December 31, 2020
Cash and cash equivalents	$839,299	$2,194,883
Restricted cash	215,493	238,854
	$1,054,792	$2,433,737

Accounts Receivable

Accounts receivable is stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the status of individual accounts, considering a customer’s financial condition and credit history, and economic conditions. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. At July 3, 2021 and December 31, 2020, the allowance for doubtful accounts was $25,000 and $125,000, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is stated on the first-in, first-out (FIFO) basis.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Leasehold improvements are amortized over the shorter of their useful lives or the length of the lease. Expenditures for maintenance and repairs are charged to expense as incurred.

Intellectual Property

Capitalized intellectual property assets relate to franchise agreements acquired and are amortized using the straight-line method over their estimated lives of ten years.

Long-Lived Assets

Long-lived assets are assessed for recoverability on an ongoing basis. In evaluating the fair value and future benefits of long-lived assets, their carrying value would be reduced by any excess of the long-lived asset over management’s estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. At July 3, 2021 and December 31, 2020, management assessed that there was no impairment of its long-lived assets.

Due to Related Party

The amounts due to related party are reimbursements of expenses paid on behalf of Sugarfina Corporation by Bristol Luxury Group, the parent company.

Revenue Recognition

The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when or as the performance obligations are satisfied.

The Company primarily derives its revenue from sales of product through e-commerce and wholesale customers and at its store locations. Revenue is recorded net of estimated returns and excludes sales taxes. Retail stores record revenue at the point of sale. Online sales include shipping revenue and are recorded at the point in time they are shipped to the customer. Revenue is shown net of returns, discounts, and sales incentives given to customers. Amounts billed to customers for shipping and handling costs as incurred are included in revenue. Shipping and handling costs associated with shipments to and returns from customers are included in cost of goods sold.

The following table presents the Company’s revenue disaggregated by revenue source:

	For the Period January 1, 2021 to July 3, 2021	For the Period January 1, 2020 to June 27, 2020	Percentage Change
Wholesale	$5,323,372	$3,469,667	53%
E-commerce	4,053,310	3,406,901	19%
Retail	2,843,667	1,906,800	49%
Corporate	696,210	764,501	-9%
International	270,500	148,726	82%
	$13,187,059	$9,696,595	36%

Advertising

Advertising costs, which are recorded in selling, general and administrative expense, are charged to operations when incurred. The Company incurred approximately $237,942 and $224,599 in advertising expense for the six months ended July 3, 2021 and June 27, 2020, respectively.

Stock-Based Compensation

On January 26, 2021, the Company adopted an equity-based incentive plan for employees. The plan permitted the issuance of up to 500,000 shares of common stock in the form of stock options. As of July 3, 2021, we have 283,500 stock options outstanding. The stock options vest ratably over four years from the date of grant but do not become exercisable until an exit event, such as a change in control, or initial public offering, occurs. If an exit event occurs, any portion of the options that have not vested will become vested immediately prior to the consummation of such exit event, provided the plan participant has not terminated prior to the exit event. We have not recognized any compensation expense for these awards as of July 3, 2021, due to the exit event restrictions on the exercisability of the stock options.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases and rent abatement, are recognized as rent expense on a straight-line basis (straight-line rent) over the applicable lease terms. Lease terms generally range from five to ten years and may provide for rent escalations and renewal options. The term used for straight-line rent is calculated initially from the date of possession of the leased premises through the expected lease termination date. Rent expense for our retail stores is recognized from the possession date to the store opening date. The Company records the excess of the straight-line rent over the minimum rents paid or received as a deferred lease liability.

When ceasing operations at a store or warehouse under an operating lease, where the landlord does not allow the Company to prematurely exit the lease, the Company will recognize an expense equal to the present value of the remaining lease payments to the landlord, less any projected sublease income at the cease-use date.

Income Taxes

For the period November 1, 2019 (inception) to September 26, 2020, the Company was a limited liability company (LLC), taxed as a partnership in which all elements of income and deductions were included in the tax returns of the members of the LLC. Beginning September 27, 2020, the Company accounts for income taxes under the asset-and-liability method, as a corporation.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The realizability of deferred tax assets is assessed by management and a valuation allowance is recorded, if necessary, to reduce net deferred tax assets if it is more likely than not that all or some portion of such assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Among other things, management considers projected future taxable income and tax planning strategies in making this assessment.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accounting for uncertain income tax positions, the Company recognizes the consolidated financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company is subject to potential income tax audits on open tax years by any taxing jurisdiction in which it operates. The statute of limitations for federal and State purposes is generally three and four years, respectively.

Comprehensive Loss

Total comprehensive loss is defined as all changes in equity during a period, other than those resulting from investments by and distributions to the member. Generally, for the Company, total comprehensive loss equals the net loss, plus or minus adjustments for currency translation.

While total comprehensive loss is the activity in a period and is largely driven by the net loss in that period, accumulated other comprehensive income or loss (AOCI) represents the cumulative balance of other comprehensive income as of the balance sheet date. For the Company, AOCI is primarily the cumulative balance related to the currency adjustments.

Earnings Per Share

Basic earnings per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is computed based on net income (loss) divided by the weighted average number of common shares and potential shares. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Foreign Currency Transactions and Translation

The functional currency of the Company’s foreign-owned subsidiary is their local currency. Assets and liabilities denominated in foreign currencies as the functional currency at the balance sheet date are translated into the reporting currency of United States dollars (USD) at the exchange rates prevailing at the balance sheet date. The results of transactions in foreign currency are remeasured into the reporting currency at the average rate of exchange during the reporting period. The registered equity capital denominated in the functional currency is translated into the reporting currency of USD at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency at USD are dealt with as a separate component within equity as other comprehensive income (loss).

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (ASU 2016-02). The guidance in this ASU supersedes the leasing guidance in Leases (Topic 840). Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The amendments in this update for the Company are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact of the adoption of the new standard on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses, and also issued subsequent amendments to the initial guidance, ASU 2018-19, ASU 2019-04, ASU 2019-05, and ASU 2019-11 (collectively, Topic 326), to introduce a new impairment model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses (CECL). In April 2019, the FASB further clarified the scope of Topic 326 and addressed issues related to accrued interest receivable balances, recoveries, variable interest rates, and prepayment. The new guidance will require modified retrospective application to all outstanding instruments, with a cumulative-effect adjustment recorded to opening retained earnings as of the beginning of the first period in which the guidance becomes effective. The amendments in this update for the Company are effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the adoption of the new standard on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This update for the Company is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the adoption of the new standard on the consolidated financial statements.

Recently Adopted Accounting Pronouncements

In January 2021, the FASB issued ASU 2021-02, Franchisors - Revenue from Contracts with Customers (Subtopic 952-606), which introduces a new practical expedient for nonpublic business entities that simplifies the application of the guidance about identifying performance obligations related to pre-opening services. Because the Company previously adopted ASC 606, the ASU is effective for annual and interim reporting periods beginning after December 15, 2020. The adoption of the new standard did not have a material impact on the unaudited consolidated financial statements.

Subsequent Events

In preparing these unaudited consolidated financial statements, the Company has evaluated subsequent events and transactions for potential recognition or disclosure through September 15, 2021, the date the unaudited consolidated financial statements were available for issuance.

NOTE 3 – Conversion from LLC to Corporation

The Company converted from a Delaware limited liability company, Sugarfina Holdings LLC, to a Delaware corporation, Sugarfina Corporation, pursuant to a statutory conversion under Delaware law on September 26, 2020. The Company has the authority to issue 25,000,000 shares of common stock, at par value $0.01 per share, and 5,000,000 shares of preferred stock, at par value $0.01 per share.

NOTE 4 – Inventory

Inventory consists of the following:

	July 3, 2021	December 31, 2020
Raw materials	$1,183,375	$1,367,144
Finished goods	952,994	1,581,946
Supplies and other inventory	1,449,415	1,838,954
	3,585,784	4,788,044
Valuation reserve to net realizable value	-	(410,058)
	$3,585,784	$4,377,986

NOTE 5 – Property and Equipment

Property and equipment consist of the following:

	July 3, 2021	December 31, 2020
Equipment	$666,183	$278,648
Furniture and fixtures	441,644	447,563
Leasehold improvements	634,158	79,724
Software	29,000	29,000
	1,770,985	834,935
Accumulated depreciation	(476,043)	(324,438)
	1,294,942	510,497
Construction in progress	16,425	49,530
	$1,311,367	$560,027

Construction in progress at July 3, 2021 relates to the implementation of new warehouse management software. At December 31, 2020, construction in progress primarily related to improvements at future store locations not yet open or operational.

NOTE 6 – Secured Promissory Note

The Company has a secured promissory note payable balance to Bristol Luxury Group, LLC (“BLG”) totaling $9,548,669 at July 3, 2021 (the “Note”). The Company’s board of directors owns BLG. The balance bears interest, payable monthly, at 12% and is secured by the general assets of the Company. Interest may be paid-in-kind. The balance of the promissory note is due May 2024. On April 30, 2021, Sugarfina Holdings LLC and BLG executed an Exchange Agreement (the “Exchange Agreement”) and, concurrently therewith, an Amendment No. 1 to the Amended and Restated LLC Agreement of Sugarfina Holdings LLC (the “LLCA Amendment”), each having an effective date of September 26, 2020. Pursuant to the Exchange Agreement and the LLCA Amendment, BLG and Sugarfina Holdings LLC agreed to convert a portion of the outstanding principal and accrued interest on the Note equal to $8,000,000 in the aggregate (including $6,289,954 in outstanding principal and $1,710,046 in accrued interest) for 800,000 preferred units of Sugarfina Holdings LLC, with such exchange becoming effective immediately prior to the conversion of Sugarfina Holdings LLC into the Company on September 26, 2020.

NOTE 7 – PPP Loans

In March 2020, Congress passed the Paycheck Protection Program (PPP), authorizing loans to small businesses for use in paying employees that they continue to employ throughout the COVID-19 pandemic and for rent, utilities and interest on mortgages. Loans obtained through the PPP are eligible to be forgiven if the proceeds are used for qualifying purposes and certain other conditions are met.

First Draw PPP Loan

In April 2020, the Company received a first draw PPP loan in the amount of $2,000,000. As of December 31, 2020, the Company performed initial calculations for the PPP loan forgiveness according to the terms and conditions of the Small Business Administration’s (SBA’s) Loan Forgiveness Application and expected that the PPP loan would be forgiven in full based on qualifying expenses incurred during the period eligible for forgiveness. As such, for the year ended December 31, 2020, the Company recognized grant income of $2,000,000 in the consolidated statement of operations. The Company’s first draw PPP loan was fully forgiven in September 2021.

Second Draw PPP Loan

In March 2021, the Company received a second draw PPP loan in the amount of $1,650,000. Management anticipates that the loan will be substantially forgiven due to similar circumstances of our first draw PPP loan and as such, the Company recognized grant income of $1,650,000 in the unaudited consolidated statements of operations for the period of January 1, 2021 to July 3, 2021. To the extent it is not forgiven, the Organization would be required to repay that portion at an interest rate of 1% over a period of five years, with payments beginning once the SBA remits the loan forgiveness amount to our lender.

There can be no assurances that the Company will ultimately meet the conditions for forgiveness of the second draw PPP loan, in whole or in part. Final approval of any loan forgiveness amount is subjected to the SBA.

U.S. GAAP does not contain authoritative accounting standards for forgivable loans provided by governmental entities to a for-profit entity. Absent authoritative accounting standards, interpretative guidance issued and commonly applied by financial statement preparers allows for the selection of accounting policies amongst acceptable alternatives. Based on facts and circumstances outlined below, the Company determined it most appropriate to account for the PPP loan proceeds as an in-substance government grant by analogy to International Accounting Standards 20 (IAS 20), Accounting for Government Grants and Disclosure of Government Assistance. Under the provisions of IAS 20, “a forgivable loan from government is treated as a government grant when there is reasonable assurance that the entity will meet the terms for forgiveness of the loan.” IAS 20 does not define “reasonable assurance”; however, based on certain interpretations, it is analogous to “probable” as defined in FASB ASC 450-20-20 under U.S. GAAP, which is the definition the Company has applied to its expectations of PPP loan forgiveness. Under IAS 20, government grants are recognized in earnings on a systematic basis over the periods in which the Company recognizes costs for which the grant is intended to compensate (i.e. qualified expenses). The Company has elected to recognize government grant income separately within other income.

NOTE 8 – Commitments and Contingencies

Production Agreements

The Company currently transacts with a co-packer located in Mexico for the production, storage, and distribution of its product. The existing agreement with the co-packer has no minimum production requirements and has a term of three years with options to renew the agreement at the end of the original term. As the original term of the agreement was set to expire in October 2021, the Company elected to exercise its extension option, extending the agreement for a further year, with automatic 60-day renewals thereafter absent notice to terminate by either party. The parties agreed to extend the agreement on substantially similar terms, except that the original agreement was amended to eliminate 1) the 4,000 minimum pallet position guarantee by the Company (which will serve to reduce our future storage costs), 2) a 5% fee reduction trigger, and 3) the personal guarantee on behalf of the co-packer’s partners regarding certain obligations upon agreement termination.

Operating Leases

The Company leases various office, retail and warehouse facilities and equipment under noncancelable operating leases through July 2028. Rents charged to expense under these operating leases totaled approximately $1,130,280 and $998,725 during the periods January 1, 2021 to July 3, 2021 and January 1, 2020 to June 27, 2020, respectively.

The Company’s future minimum lease payments required under noncancelable operating leases are as follows:

Remainder of 2021	$1,100,996
2022	1,840,118
2023	1,779,192
2024	1,605,009
2025	1,385,444
Thereafter	2,670,886
$10,381,645

Risks Associated with the Impact of COVID-19

As a result of the spread of the COVID-19 coronavirus, disruption and uncertainty have arisen across a range of industries. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers, employees, and vendors. As of the date of the issuance of these financial statements, all 26 of the Company’s retail locations are operating and the vast majority of our wholesale partners have re-opened their stores. Beginning in March 2020, the Company took action to cut payroll and discretionary spending, as well as other non-essential items to improve liquidity and operating capital in response. The Company’s E-Commerce business and certain wholesale channels remained open throughout the pandemic, servicing customers. Throughout the pandemic, the Company continues to reduce costs and its retail operations are re-opened. The potential impact to the Company’s financial condition and results of operations is uncertain.

Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

NOTE 9 – Stockholder’s Deficit

The Company issued 12,500,000 shares of common stock to Bristol Luxury Group, LLC in conjunction with the conversion to a corporation in September 2020. Additionally, $8,000,000 of the Company’s debt held by Bristol Luxury Group, LLC was converted to shares of preferred stock, with the effective date of September 2020.

Preferred stock does not have the right to vote, except for protective voting rights with respect to certain actions, such as bylaw changes, liquidation, or actions dilutive to preferred stockholders. Preferred stock has a cumulative dividend rate of 12% per annum on the issue price of the preferred stock that accrues on a daily basis and a dividend rate of 14% on the amount of any previously accrued dividends not yet paid, which compounds monthly. Dividends are payable as declared by the Company’s Board of Directors. Holders of preferred stock receive dividends, when declared, and liquidation preferences over holders of common stock. Preferred stock is convertible to common stock at the option of the preferred stockholder.  As of July 3, 2021, there were un-declared dividends in the amount of $812,463.

On January 5, 2021, the Company commenced an offering of up to $25,875,000 of its Common Stock pursuant to Regulation A under the Securities Act of 1933. The Company is offering up to 2,500,000 shares of Common Stock at a price of $10.00 per share, plus up to 250,000 additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in our Offering Circular dated December 31, 2020 (the “Offering Circular”)) to investors based upon investment level. As of July 3, 2021, the Company accumulated gross proceeds of $784,060 and incurred offering costs of $470,640 for 80,606 shares of Common Stock through our Regulation A Offering. Committed subscriptions not yet received as of July 3, 2021 were $116,831. The Regulation A Offering will run for a period of 12 months, and the Company continues to purse raising more funds through its marketing efforts.

NOTE 10 – Subsequent Events

On July 30, 2021, the Company increased the offering price of its Common Stock to $10.35 from $10.00 and added OpenDeal Broker dba the Capital R, a broker-dealer, as part of the selling group for the Regulation A Offering.

INDEPENDENT AUDITORS’ REPORT

To the Members of

Sugarfina Corporation

We have audited the accompanying consolidated financial statements of Sugarfina Corporation (Successor), which comprise the consolidated balance sheets as of December 31, 2020 and December 31, 2019 (Successor) and the related consolidated statements of operations and comprehensive loss, Successor changes in stockholder’s deficit, Predecessor changes in stockholder’s equity, and cash flows for the year ended to December 31, 2020 (Successor), period of November 1, 2019 (Inception) to December 31, 2019 (Successor), and the period of January 1, 2019 to October 31, 2019 (Predecessor), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform out audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosure in the consolidated financial statements. The procedures selected depend on the auditors’ judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sugarfina Corporation as of December 31, 2020 and December 31, 2019 (Successor) and the results of their operations and their cash flows for the year ended December 31, 2020 (Successor), period of November 1, 2019 (Inception) to December 31, 2019 (Successor), and the period of January 1, 2019 to October 31, 2019 (Predecessor), in accordance with accounting principles generally accepted in the United States of America.

Successor Financial Statements

As discussed in Note 2 to the consolidated financial statements, on November 1, 2019, the Successor completed the acquisition of substantially all of the assets and assumed certain of the liabilities of the Predecessor in accordance with the Purchase Agreement. The Successor accounted for the acquisition in accordance with Accounting Standards Codification Topic 805, Business Combinations, recognizing the acquired net assets at fair value, resulting in a lack of comparability with the prior-period financial statements of the Predecessor.

Long Beach, California

April 30, 2021

SUGARFINA CORPORATION
CONSOLIDATED BALANCE SHEETS

	Successor
	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,194,883	$3,071,217
Restricted cash	238,854	240,795
Accounts receivable	1,111,239	2,877,114
Inventory	4,377,986	5,330,774
Prepaid expenses	1,332,598	941,267
	9,255,560	12,461,167

OTHER ASSETS
Property and equipment, net	560,027	674,241
Intellectual property	444,544	541,282
Deposits	704,669	539,707
	1,709,240	1,755,230

TOTAL ASSETS	$10,964,800	$14,216,397

LIABILITIES AND MEMBERS' DEFICIT / STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES
Accounts payable	$1,929,543	$1,837,325
Accrued expenses	1,053,033	2,140,520
Deferred revenue	352,149	716,303
Equipment notes payable to related party	10,821	90,572
	3,345,546	4,784,720

NONCURRENT LIABILITIES
Equipment notes payable, noncurrent portion	-	3,105
Deferred rent	231,904	-
Due to related party	1,180,000	180,000
Secured promissory note payable to related party	8,990,915	15,302,330
	10,402,819	15,485,435

COMMITMENTS AND CONTINGENCIES (Note 11)

MEMBERS' DEFICIT (12,500,000 units outstanding)	-	(6,053,758)

STOCKHOLDER'S DEFICIT
Preferred stock, $0.01 par value, 5,000,000 shares authorized; 800,000 shares issued and outstanding	8,000	-
Common stock; $0.01 par value, 25,000,000 shares authorized; 12,500,000 shares issued and outstanding	125,000	-
Additional paid-in capital	9,412,000	-
Accumulated deficit	(12,293,639)	-
Accumulated other comprehensive loss	(34,926)	-
	(2,783,565)	-

TOTAL LIABILITIES AND MEMBERS' DEFICIT / STOCKHOLDER'S DEFICIT	$10,964,800	$14,216,397

See Independent Auditors’ Report

The accompanying notes are an integral part of these consolidated financial statements.

SUGARFINA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Successor		Predecessor (A Debtor-in-Possession)
	For the Year Ended December 31, 2020	November 1, 2019 (Inception) to December 31, 2019	For the Period January 1, 2019 to October 31, 2019
NET REVENUE	$24,992,247	$8,307,738	$31,722,317

COST OF SALES	13,184,826	9,336,649	17,468,366

GROSS MARGIN (LOSS)	11,807,421	(1,028,911)	14,253,951

SELLING, GENERAL AND ADMINISTRATIVE	16,812,673	6,240,893	38,905,431

LOSS FROM OPERATIONS	(5,005,252)	(7,269,804)	(24,651,480)

OTHER INCOME (EXPENSE)
PPP grant income	2,000,000	-	-
Interest expense	(1,702,231)	(304,108)	(3,698,454)
Other (expense) income	(15,942)	9,397	(10,358)
Reorganization items, net	-	-	(8,346,346)
	281,827	(294,711)	(12,055,158)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(4,723,425)	(7,564,515)	(36,706,638)

(BENEFIT) PROVISION FOR INCOME TAXES	(28,544)	34,243	20,815

NET LOSS	(4,694,881)	(7,598,758)	(36,727,453)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign current translation (loss) gain	(34,926)	-	205,170

TOTAL COMPREHENSIVE LOSS	$(4,729,807)	$(7,598,758)	$(36,522,283)

NET LOSS PER SHARE/UNIT
BASIC	$(0.40)	$(0.61)
DILUTED	$(0.38)	$(0.61)

WEIGHTED AVERAGE SHARES/UNITS OUTSTANDING
BASIC	12,500,000	12,500,000
DILUTED	12,500,000	12,500,000

See Independent Auditors’ Report

The accompanying notes are an integral part of these consolidated financial statements.

SUGARFINA CORPORATION

SUCCESSOR CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

	Successor
	Preferred Stock		Common Stock		Additional Paid-In	Members' Capital		Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amounts	Capital	Units	Value	Deficit	Loss	Total
BALANCE, NOVEMBER 1, 2019	-	$-	-	$-	$-	-	$-	$-	$-	$-

CAPITAL CONTRIBUTIONS	-	-	-	-	-	1,545,000	1,545,000	-	-	1,545,000

NET LOSS	-	-	-	-	-	-	-	(7,598,758)	-	(7,598,758)

BALANCE, DECEMBER 31, 2019	-	-	-	-	-	1,545,000	1,545,000	(7,598,758)	-	(6,053,758)

CONVERSION FROM LLC TO CORPORATION	800,000	8,000	12,500,000	125,000	9,412,000	(1,545,000)	(1,545,000)	-	-	8,000,000

OTHER COMPREHENSIVE LOSS	-	-	-	-	-	-	-	-	(34,926)	(34,926)

NET LOSS	-	-	-	-	-	-	-	(4,694,881)	-	(4,694,881)

BALANCE, DECEMBER 31, 2020	800,000	$8,000	12,500,000	$125,000	$9,412,000	-	$-	$(12,293,639)	$(34,926)	$(2,783,565)

See Independent Auditors’ Report

The accompanying notes are an integral part of these consolidated financial statements.

SUGARFINA, INC.

PREDECESSOR CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

	Predecessor (Debtor-in-Possession)
	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amounts	Capital	Defict	Income (Loss)	Total
BALANCE, JANUARY 1, 2019	11,356,855	$113	12,015,643	$120	$56,239,852	$(44,809,267)	$(107,481)	$11,323,337

EXERCISE OF STOCK OPTIONS	-	-	18,464	-	19,550	-	-	19,550

VESTING OF STOCK OPTIONS	-	-	-	-	89,702	-	-	89,702

OTHER COMPREHENSIVE LOSS	-	-	-	-	-	-	205,170	205,170

NET LOSS	-	-	-	-	-	(36,727,453)	-	(36,727,453)

BALANCE, OCTOBER 31, 2019	11,356,855	$113	12,034,107	$120	$56,349,104	$(81,536,720)	$97,689	$(25,089,694)

See Independent Auditors’ Report

The accompanying notes are an integral part of these consolidated financial statements.

SUGARFINA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor (A Debtor-in- Possession)
	For the Year Ended December 31, 2020	November 1, 2019 (Inception) to December 31, 2019	For the Period January 1, 2019 to October 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,694,881)	$(7,598,758)	$(36,727,453)
Adjustments to reconcile net loss to net cash from operating activities, net of business acquisition
Depreciation and amortization	404,289	37,252	3,760,894
Accretion of debt issuance costs	-	-	618,207
Stock-based compensation expense	-	-	89,702
Noncash reorganization items	-	-	7,722,041
Impairment of property and equipment	-	-	2,241,465
PPP grant income	(2,000,000)	-	-
Inventory reserve	364,812	3,448,016	896,650
Noncash interest expense	1,688,585	302,330	-
Changes in operating assets and liabilities:
Accounts receivable	1,765,875	(396,878)	1,711,583
Inventory	587,976	3,480,273	1,124,418
Prepaid expenses	(391,331)	(803,219)	1,306,171
Deposits	(164,962)	(985)	49,169
Accounts payable	92,218	1,837,325	1,412,406
Post-petition liabilities	-	-	896,215
Accrued expenses	(1,087,487)	1,396,442	(1,021,876)
Deferred revenue	(364,154)	(182,591)	664,412
Deferred rent	231,904	-	69,229
Proceeds received under Paycheck Protection Program	2,000,000	-	-
Net Cash (Used In) Provided By Operating Activities	(1,567,156)	1,519,207	(15,186,767)

CASH FLOWS FROM INVESTING ACTIVITIES
Business acquisition, net of cash and restricted cash acquired	-	(14,896,975)	-
Capitalization of intellectual property	(15,011)	-	(238,017)
Purchases of property, plant, and equipment	(178,326)	-	(202,911)
Net Cash Used in Investing Activities	(193,337)	(14,896,975)	(440,928)

See Independent Auditors’ Report

The accompanying notes are an integral part of these consolidated financial statements.

SUGARFINA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Successor		Predecessor (A Debtor-in- Possession)
	For the Year Ended December 31, 2020	November 1, 2019 (Inception) to December 31, 2019	For the Period January 1, 2019 to October 31, 2019
CASH FLOWS FROM FINANCING ACTIVITIES
Payment on equipment notes payable	(82,856)	(35,220)	(32,131)
Proceeds from notes payable, net of debt issuance costs	-	-	8,703,960
Due to related party	1,000,000	180,000	-
Proceeds from note payable to member	-	15,000,000	-
Proceeds from exercise of stock options	-	-	19,550
Capital contribution from member	-	1,545,000	-
Net Cash Provided by Financing Activities	917,144	16,689,780	8,691,379

EFFECT OF EXCHANGE RATES ON CASH	(34,926)	-	205,170

NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(878,275)	3,312,012	(6,731,146)

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT BEGINNING OF PERIOD	3,312,012	-	9,650,177

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$2,433,737	$3,312,012	$2,919,031

SUPPLEMENTAL CASH FLOW INFORMATION:
Noncash investing and financing activities:
Conversion of secured promissory note payable to preferred stock	$8,000,000	$-	$-
Cash paid during the years for:
Interest	$13,646	$1,800	$212,000
Taxes	$5,463	$-	$-

See Independent Auditors’ Report

The accompanying notes are an integral part of these consolidated financial statements.

SUGARFINA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMTENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 – Operations

Organization and Operations

Sugarfina Corporation (the Company or the Successor) was formed in 2019 as a Delaware limited liability company and converted to a corporation on September 26, 2020. In conjunction with the reincorporation, the outstanding 1,000 membership units of Sugarfina Holdings LLC were exchanged for 12,500,000 shares of common stock of Sugarfina Corporation. All unit and per unit amounts in the accompanying consolidated financial statements for the Successor have been adjusted retroactively to reflect the effect of the 1:12,500 unit split resulting from the corporate conversion as if it had occurred at November 1, 2019.

The Company’s wholly owned subsidiaries are Sugarfina USA Inc., Sugarfina Global Inc., Sugarfina Global Canada Inc, and Sugarfina IP LLC. The Company operates an upscale candy brand for adults through its e-commerce channels, as well as its wholesale channels, corporate and custom sales, and its retail boutiques in North America, located in major cities such as Los Angeles, New York, Boston, Vancouver, and Toronto. In addition to its retail boutiques in Canada, the Company also has an international presence through its franchise stores in Hong Kong and a number of international wholesale accounts in South-East Asia, Australia, and Europe. The Company sells a range of high-end domestic and imported sweets, from gummies and caramel to chocolates and fruit.

The Company is a wholly owned subsidiary of Bristol Luxury Group LLC.

Bankruptcy of Sugarfina, Inc.

On September 6, 2019, Sugarfina, Inc. filed voluntary petitions for relief under Chapter 11 (Chapter 11 Proceedings) of the U.S. Bankruptcy Code in Delaware. Sugarfina, Inc. has two wholly owned subsidiaries, Sugarfina International, LLC and Sugarfina Canada, Ltd (collectively the Predecessor). Subject to specific exceptions under the Bankruptcy Code, the Chapter 11 Proceedings automatically stayed most judicial or administrative actions against the Predecessor and efforts by creditors to collect on or otherwise exercise rights or remedies with respect to prepetition claims.

The Plan for Reorganization was submitted to the Bankruptcy Court in March 2020, approved by the United States Bankruptcy Court for the District of Delaware on May 13, 2020, and was consummated on May 28, 2020, and, through the date these financial statements were available to be issued, is still under review.

Acquisition of Business Assets

The Company commenced operations on November 1, 2019, after acquiring certain assets and assuming certain liabilities from Sugarfina, Inc. under terms of an asset purchase agreement (the Acquisition). Consideration totaling $15,125,000 was provided for the business acquisition, which included cash and a 20% membership interest in the Successor. The allocation of the purchase price and the estimated fair values of the assets acquired and liabilities assumed in the Acquisition are as follows:

Cash and restricted cash	$228,025
Accounts receivable	2,480,235
Inventory	12,259,063
Prepaid expenses and deposits	676,770
Property and equipment	702,319
Intangible assets	550,456
Customer deposits	(661,018)
Cure costs	(600,000)
Other payables	(381,953)
Equipment notes payable	(128,897)
$15,125,000

In connection with the transaction, the Company incurred professional fees of approximately $785,000, which is included in selling, general and administrative in the accompanying statement of operations. During 2020, the Bristol Luxury Group LLC acquired the 20% minority interest of the Company from Sugarfina, Inc.

NOTE 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The Successor’s consolidated financial statements include the accounts of Sugarfina Corporation, Sugarfina USA Inc., Sugarfina Global Canada Inc., and Sugarfina Global Inc. (collectively, the Company). The Predecessor’s consolidated financial statements include the accounts of Sugarfina, Inc., Sugarfina International, LLC, and Sugarfina Canada, Ltd. All significant intercompany accounts and transactions have been eliminated.

Chapter 11 Proceedings

Accounting Standards Codification (ASC) 852, Reorganizations, (ASC 852) is applicable to entities operating under Chapter 11 of the Bankruptcy Code. ASC 852 generally does not affect the application of U.S. GAAP that the Successor and the Predecessor follow to prepare the consolidated financial statements, but it does require specific disclosures for transactions and events that were directly related to the Chapter 11 Proceedings and transactions and events that resulted from ongoing operations.

The Predecessor’s consolidated financial statements are prepared in accordance with the guidance in ASC 852 for the period January 1, 2019 to October 31, 2019 on the going concern basis. Revenue, expenses, realized gains and losses, and provisions for losses directly related to the Chapter 11 Proceedings were recorded in “reorganization items, net.” Reorganization items do not constitute an element of operating loss due to their nature and due to the requirement of ASC 852 that they be reported separately. In general, as debtors-in-possession under the Bankruptcy Code, the Predecessor is authorized to continue to operate as an ongoing business but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court. Pursuant to first day and other motions filed with the Bankruptcy Court, the Bankruptcy Court authorized the Predecessor to conduct business activities in the ordinary course, including, among other things and subject to the terms and conditions of such orders, authorizing the Predecessor to obtain debtor-in-possession financing, pay employee wages and benefits, settle certain minimal disputes and pay vendors and suppliers in the ordinary course for all goods and services.

Cash amounts provided by or used in the Chapter 11 Proceedings are separately disclosed in the statements of cash flows.

The Company selected a convenience date of after October 31, 2019 for purposes of applying the sale of the assets, as the activity between the convenience date and the effective date of the Purchase Agreement did not result in a material difference in the financial results.

The Company’s consolidated financial statements and related footnotes are presented with a black line division, which delineates the lack of comparability between amounts presented after October 31, 2019, and amounts presented on or prior to October 31, 2019. The Company’s financial results for future periods following the division will be different from historical trends, and the differences may be material.

Use of Estimates

The preparation of the consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include revenue recognition, valuation of accounts receivable and inventory, accounting for business combinations, and depreciation and amortization. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable arising from normal business activities. At December 31, 2020 and 2019, the Company maintained cash with financial institutions in excess of federally insured limits. The Company places its cash with high quality financial institutions and has not experienced losses with respect to these items. The Company extends credit to its customers and generally does not require collateral from them.

Supplier Concentrations

The Company’s operations are subject to a number of factors which are beyond the control of management, such as changes in manufacturers pricing and the continued operation of its significant manufacturers. While the Company sells a diversified product line, it remains dependent upon a limited number of suppliers which it selects. During the year ended December 31, 2020, purchases from one supplier were approximately 15% of cost of goods sold. There were no concentrations of suppliers for the period November 1, 2019 to December 31, 2019 (Successor). During the period January 1, 2019 to October 31, 2019 (Predecessor), purchases from two suppliers were approximately 21% of cost of goods sold.

Fair Value of Financial Instruments

Fair value of cash equivalents, current accounts receivable and current accounts payable approximate the carrying amounts because of their short-term nature. The fair value of long-term debt is estimated based upon quoted market prices at the reporting date for those financial instruments.

Cash, Cash Equivalents, and Restricted Cash

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Restricted cash is secured as collateral for certain other assets and credit cards. The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$2,194,883	$3,071,217
Restricted cash	238,854	240,795
	$2,433,737	$3,312,012

Accounts Receivable

Accounts receivable is stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts, considering a customer’s financial condition and credit history, and current economic conditions. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. At December 31, 2020 and 2019, the allowance for doubtful accounts was $125,000 and $0, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is stated on the first-in, first-out (FIFO) basis.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Leasehold improvements are amortized over the shorter of their useful lives or the length of the lease. Expenditures for maintenance and repairs are charged to expense as incurred.

Intellectual Property

At December 31, 2020, capitalized intellectual property assets relate to franchise agreements acquired and are amortized using the straight-line method over their estimated lives of ten years.

Long-Lived Assets

Long-lived assets are assessed for recoverability on an ongoing basis. In evaluating the fair value and future benefits of long-lived assets, their carrying value would be reduced by any excess of the long-lived asset over management’s estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. At December 31, 2020 and 2019, management assessed that there was no impairment of its long-lived assets. During the period January 1, 2019 to October 31, 2019 (Predecessor), the Company recognized impairment charges of approximately $2,450,000 for leasehold improvements related to under-performing or closing stores.

Business Combinations

Acquisitions are accounted for using the acquisition method of accounting. The purchase price of an acquisition is allocated to the assets acquired and liabilities assumed using the estimated fair values at the acquisition date. Transaction costs are expensed as incurred. The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired and identified based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Deferred Financing Costs

Costs related to obtaining debt financing are recorded as a direct reduction of the carrying value of the debt and are amortized over the term of the related debt using the interest method. When a loan is paid in full, any unamortized costs are removed from the related account and charged to operations.

Due to Related Party

The amounts due to related party are reimbursements of expenses paid on behalf of Sugarfina Corporation by Bristol Luxury Group, the parent company.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2019 using the modified retrospective transition approach applied to all contracts. There were no cumulative impact adjustments made. Upon adoption of ASC 606, the Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when or as the performance obligations are satisfied.

The Company primarily derives its revenue from sales of product through e-commerce and wholesale customers and at its store locations. Revenue is recorded net of estimated returns and exclude sales taxes. Retail stores record revenue at the point of sale. Online sales include shipping revenue and are recorded at the point in time they are delivered to the customer. Revenue is shown net of returns, discounts, and sales incentives given to customers. Amounts billed to customers for shipping and handling costs as incurred are included in revenue. Shipping and handling costs associated with shipments to and returns from customers are included in cost of goods sold.

The following table presents the Company’s revenue disaggregated by revenue source:

	Successor		Predecessor
	For the Year Ended December 31, 2020	November 1, 2019 (Inception) to December 31, 2019	January 1, 2019 to October 31, 2019
Wholesale	$9,484,175	$1,806,767	$8,767,248
E-commerce	8,511,165	1,631,271	4,621,248
Retail	4,688,695	3,787,368	14,338,055
Corporate	1,700,087	1,062,700	2,459,420
Franchise	608,125	19,632	1,536,346
	$24,992,247	$8,307,738	$31,722,317

Franchise Revenue

The Company grants franchises to operators in exchange for initial franchise license fees, training fees, and continuing royalty payments. The payments for initial franchise license fees are generally received upon contract execution and recognized as identifiable performance obligations are met. Continuing fees, which are based upon a percentage of franchisee revenue and are not subject to any constraints, are recognized on the accrual basis as those sales occur.

Advertising

Advertising costs, which are recorded in selling, general and administrative expense, are charged to operations when incurred. The Company incurred approximately $649,000, $136,000, and $1,731,000 in advertising expense for the year ended December 31, 2020, period November 1, 2019 to December 31, 2019 (Successor), and the period January 1, 2019 to October 31, 2019 (Predecessor), respectively.

Stock-Based Compensation

The Company recognizes expense for its stock-based compensation based on the fair value of the awards that are granted. The fair value of the stock options is estimated at the date of grant using the Black-Scholes option pricing model. Option pricing methods require the input of highly subjective assumptions, including the expected stock price volatility. The fair value of restricted stock is based on the Company’s recent valuation report. Measured compensation cost is recognized ratably over the vesting period of the related stock-based compensation award and is reflected in the consolidated statement of operations.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases and rent abatement, are recognized as rent expense on a straight-line basis (straight-line rent) over the applicable lease terms. Lease terms generally range from five to ten years and may provide for rent escalations and renewal options. The term used for straight-line rent is calculated initially from the date of possession of the leased premises through the expected lease termination date. Rent expense is recognized from the possession date to the store opening date. The Company records the excess of the straight-line rent over the minimum rents paid or received as a deferred lease liability.

When ceasing operations at a store or warehouse under an operating lease, where the landlord does not allow the Company to prematurely exit the lease, the Company will recognize an expense equal to the present value of the remaining lease payments to the landlord, less any projected sublease income at the cease-use date.

Income Taxes

For the period October 1, 2019 (inception) to September 26, 2020, the Successor was a limited liability company (LLC), taxed as a partnership in which all elements of income and deductions are included in the tax returns of the members of the LLC. For the period September 27, 2020 to December 31, 2020, the Successor’s income taxes are accounted for under the asset-and-liability method, as a corporation. The Predecessor’s income taxes are accounted for under the asset-and-liability method, as a corporation.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The realizability of deferred tax assets is assessed by management and a valuation allowance is recorded, if necessary, to reduce net deferred tax assets if it is more likely than not that all or some portion of such assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Among other things, management considers projected future taxable income and tax planning strategies in making this assessment. At December 31, 2020, management has determined that the ultimate realization of deferred tax assets is uncertain and a valuation allowance has been recorded to fully reserve to reduce the net deferred tax assets in their entirety.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accounting for uncertain income tax positions, the Company recognizes the consolidated financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company is subject to potential income tax audits on open tax years by any taxing jurisdiction in which it operates. The statute of limitations for federal and State purposes is generally three and four years, respectively.

Comprehensive Loss

Total comprehensive loss is defined as all changes in equity during a period, other than those resulting from investments by and distributions to the member. Generally, for the Company, total comprehensive loss equals the net loss, plus or minus adjustments for currency translation.

While total comprehensive loss is the activity in a period and is largely driven by the net loss in that period, accumulated other comprehensive income or loss (AOCI) represents the cumulative balance of other comprehensive income as of the balance sheet date. For the Company, AOCI is primarily the cumulative balance related to the currency adjustments.

Earnings Per Share

Successor

Basic earnings per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is computed based on net income (loss) divided by the weighted average number of common shares and potential shares. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Successor Member’s Equity

Each unit holder holding a common membership unit has a right to a pro rata share of the Company’s profits and losses, receive distributions when declared ratable in proportion to units held, and to vote on matters submitted to a vote of the Company’s members, if the unit holder is also a member.

Predecessor

The Company has not presented predecessor earnings per share information because it is not meaningful or comparable to the required Successor EPS information, as well as the fact that Predecessor units were not publicly traded.

Foreign Currency Transactions and Translation

The functional currency of the Company’s foreign-owned subsidiary is their local currency. Assets and liabilities denominated in foreign currencies as the functional currency at the balance sheet date are translated into the reporting currency of United States dollars (USD) at the exchange rates prevailing at the balance sheet date. The results of transactions in foreign currency are remeasured into the reporting currency at the average rate of exchange during the reporting period. The registered equity capital denominated in the functional currency is translated into the reporting currency of USD at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency at USD are dealt with as a separate component within equity as other comprehensive income (loss).

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (ASU 2016-02). The guidance in this ASU supersedes the leasing guidance in Leases (Topic 840). Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The amendments in this update for the Company are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact of the adoption of the new standard on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses, and also issued subsequent amendments to the initial guidance, ASU 2018-19, ASU 2019-04, ASU 2019-05, and ASU 2019-11 (collectively, Topic 326), to introduce a new impairment model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses (CECL). In April 2019, the FASB further clarified the scope of Topic 326 and addressed issues related to accrued interest receivable balances, recoveries, variable interest rates, and prepayment. The new guidance will require modified retrospective application to all outstanding instruments, with a cumulative-effect adjustment recorded to opening retained earnings as of the beginning of the first period in which the guidance becomes effective. The amendments in this update for the Company are effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the adoption of the new standard on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This update for the Company is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the adoption of the new standard on the consolidated financial statements.

In January 2021, the FASB issued ASU 2021-02, Franchisors - Revenue from Contracts with Customers (Subtopic 952-606), which introduces a new practical expedient for nonpublic business entities that simplifies the application of the guidance about identifying performance obligations related to pre-opening services. Because the Company previously adopted ASC 606, the ASU is effective for annual and interim reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of the adoption of the new standard on the consolidated financial statements.

Subsequent Events

In preparing these consolidated financial statements, the Company has evaluated subsequent events and transactions for potential recognition or disclosure through April 30, 2021, the date the consolidated financial statements were available for issuance.

NOTE 3 – Predecessor

During the bankruptcy proceedings, the Predecessor conducted normal business activities and was authorized to pay prepetition amounts owed to critical vendors. Interest due on certain loans that would have been accrued, absent the bankruptcy filing, was approximately $170,000 for the postpetition period through October 31, 2019.

Reorganization items, net, for the period January 1, 2019 to October 31, 2019 are as follows:

Impairment of long-lived assets	$7,473,529
Impairment of other assets	608,500
Write-down of deferred charges	(557,004)
Professional expenses incurred in bankruptcy	821,321
$8,346,346

NOTE 4 – Conversion from LLC to Corporation

The Company converted from a Delaware limited liability company, Sugarfina Holdings LLC, to a Delaware corporation, Sugarfina Corporation, pursuant to a statutory conversion under Delaware law on September 26, 2020. The Company has the authority to issue 25,000,000 shares of common stock, at par value $0.01 per share, and 5,000,000 shares of preferred stock, at par value $0.01 per share.

NOTE 5 – Inventory

Inventory consists of the following:

	December 31, 2020	December 31, 2019
Raw materials	$1,367,144	$1,837,459
Finished goods	1,581,946	3,637,428
Supplies and other inventory	1,838,954	3,303,903
	4,788,044	8,778,790
Valuation reserve to net realizable value	(410,058)	(3,448,016)
	$4,377,986	$5,330,774

NOTE 6 – Property and Equipment

Property and equipment consists of the following:

	December 31, 2020	December 31, 2019
Equipment	$278,648	$275,888
Furniture and fixtures	447,563	428,625
Leasehold improvements	79,724	-
Software	29,000	-
	834,935	704,513
Accumulated depreciation	(324,438)	(30,272)
	510,497	674,241
Construction in progress	49,530	-
	$560,027	$674,241

Construction in progress at December 31, 2020 primarily relates to improvements at future store locations not yet open or operational.

NOTE 7 – Equipment Notes Payable

Equipment notes payable consist of notes, secured by equipment, with monthly payments and interest through June 2021. The future installment of $10,821 is due during the year ended December 31, 2021.

NOTE 8 – Secured Promissory Note

The Company has a secured promissory note payable balance to Bristol Luxury Group, LLC totaling $8,990,915 at December 31, 2020. The balance bears interest, payable monthly, at 12% and is secured by the general assets of the Company. Interest may be paid-in-kind. The balance of the promissory note is due May 2024. On April 30, 2021, Sugarfina Holdings LLC and BLG executed an Exchange Agreement (the “Exchange Agreement”) and, concurrently therewith, an Amendment No. 1 to the Amended and Restated LLC Agreement of Sugarfina Holdings LLC (the “LLCA Amendment”), each having an effective date of September 26, 2020. Pursuant to the Exchange Agreement and the LLCA Amendment, BLG and Sugarfina Holdings LLC agreed to convert a portion of the outstanding principal and accrued interest on the Note equal to $8 million in the aggregate (including $6,289,954 in outstanding principal and $1,710,046 in accrued interest) for 800,000 preferred units of Sugarfina Holdings LLC, with such exchange becoming effective immediately prior to the conversion of Sugarfina Holdings LLC into the Company on September 26, 2020.

NOTE 9 – PPP Loan

In March 2020, Congress passed the Paycheck Protection Program (PPP), authorizing loans to small businesses for use in paying employees that they continue to employ throughout the COVID-19 pandemic and for rent, utilities and interest on mortgages. Loans obtained through the PPP are eligible to be forgiven as long as the proceeds are used for qualifying purposes and certain other conditions are met.

In April 2020, the Organization received a loan in the amount of $2,000,000 through the PPP. To the extent it is not forgiven, the Organization would be required to repay that portion at an interest rate of 1% over a period of two years, beginning February 2021, with a final installment in April 2022.

U.S. GAAP does not contain authoritative accounting standards for forgivable loans provided by governmental entities to a for-profit entity. Absent authoritative accounting standards, interpretative guidance issued and commonly applied by financial statement preparers allows for the selection of accounting policies amongst acceptable alternatives. Based on facts and circumstances outlined below, the Company determined it most appropriate to account for the PPP loan proceeds as an in-substance government grant by analogy to International Accounting Standards 20 (IAS 20), Accounting for Government Grants and Disclosure of Government Assistance. Under the provisions of IAS 20, “a forgivable loan from government is treated as a government grant when there is reasonable assurance that the entity will meet the terms for forgiveness of the loan.” IAS 20 does not define “reasonable assurance”; however, based on certain interpretations, it is analogous to “probable” as defined in FASB ASC 450-20-20 under U.S. GAAP, which is the definition the Company has applied to its expectations of PPP loan forgiveness. Under IAS 20, government grants are recognized in earnings on a systematic basis over the periods in which the Company recognizes costs for which the grant is intended to compensate (i.e. qualified expenses). The Company has elected to recognize government grant income separately within other income.

As of December 31, 2020, the Company has performed initial calculations for the PPP loan forgiveness according to the terms and conditions of the SBA’s Loan Forgiveness Application and expects that the PPP loan will be forgiven in full based on qualifying expenses incurred during the period eligible for forgiveness. Additionally, the Company has determined it is probable the Company will meet all the conditions of the PPP loan forgiveness. As such, for the year ended December 31, 2020, the Company recognized grant income of $2,000,000 in the consolidated statement of operations. There can be no assurances that the Company will ultimately meet the conditions for forgiveness of the loan, in whole or in part. Final approval of any loan forgiveness amount is subjected to the Small Business Administration.

NOTE 10 – Income Taxes

Deferred tax assets relate to the following as of December 31, 2020:

Deferred tax assets
Inventory valuation	$105,051
Accrued expenses	109,175
Depreciation and amortization	159,907
Net operating loss	46,964
421,097
Valuation allowance	(421,097)
$-

The provision (benefit) for income taxes consists of the following:

	Successor		Predecessor
	For the Year Ended December 31, 2020	November 1, 2019 (Inception) to December 31, 2019	January 1, 2019 to October 31, 2019
Current
Federal	$-	$-	$-
State	5,381	-	-
Foreign	(33,925)	34,243	20,815
	(28,544)	34,243	20,815
Deferred
Federal	326,893	-	(7,677,467)
State	94,204	-	(2,255,786)
Change in valuation allowance	(421,097)	-	9,933,253
	-	-	-

	$(28,544)	$34,243	$20,815

The reconciliation of the federal statutory income tax rate to the effective tax rate is as follows:

	Successor		Predecessor
	For the Year Ended December 31, 2020	November 1, 2019 (Inception) to December 31, 2019	January 1, 2019 to October 31, 2019
Computed "expected" federal income taxes	$(1,046,046)	$-	$(7,677,467)
State income taxes, net of federal taxes	(230,058)	-	(2,255,786)
Foreign taxes	(33,925)	34,243	20,815
Tax adjustment related to corporate conversion	1,243,425	-	-
Permanent differences	(336,073)	-	-
Change in valuation allowance	374,133	-	9,933,253
	$(28,544)	$34,243	$20,815

The Successor had net operating loss carryforwards for federal and state purposes totaling approximately $194,000 and $136,000, respectively, available for an indefinite period to offset future taxable income.

NOTE 11 – Commitments and Contingencies

Production Agreements

The Company entered into agreements with a co-packer for the production, storage, and distribution of product in Mexico. The agreement has no minimum production requirements and has a term of three years with options to renew the agreements at the end of the original term. The agreement is set to expire in October 2021, and the Company intends to renew the agreement on substantially similar terms based on discussions with the co-packer.

Operating Leases

The Company leases various office, retail and warehouse facilities and equipment under noncancelable operating leases through February 2028. Rents charged to expense under these operating leases totaled approximately $2,214,000, $646,000, $5,051,000 during the year ended December 31, 2020 (Successor), period November 1, 2019 to December 31, 2019 (Successor), and the period January 1, 2019 to October 31, 2019 (Predecessor), respectively.

The Company’s future minimum lease payments required under noncancelable operating leases are as follows:

Year Ending December 31,
2021	$2,078,521
2022	1,789,520
2023	1,643,750
2024	1,451,336
2025	1,220,806
Thereafter	2,426,997
$10,610,930

Risks Associated with the Impact of COVID-19

As a result of the spread of the COVID-19 coronavirus, disruption and uncertainty have arisen across a range of industries. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers, employees, and vendors. As of the date of the issuance of these financial statements, all 25 of the Company’s retail locations are operating and most wholesale partners have re-opened their stores. Beginning in March 2020, the Company took action to cut payroll and discretionary spending, as well as other non-essential items to improve liquidity and operating capital in response. The Company’s E-Commerce business and certain wholesale channels remained open throughout the pandemic, servicing customers. Throughout the pandemic, the Company continues to reduce costs and its retail operations are re-opened. The potential impact to the Company’s financial condition and results of operations is uncertain.

Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

NOTE 12 – Stock-Based Compensation

There was no stock option plan for the Successor entity as of December 31, 2020.

2016 Stock Option and Grant Plan

The Predecessor had an equity-based incentive plan, the 2016 Stock Option and Grant Plan (the 2016 Plan), which provided for equity incentives to employees. The 2016 Plan permitted the issuance of up to 1,441,954 shares of the Predecessor’s common stock in the form of stock options, unrestricted and restricted stock awards, and restricted stock units. The number of shares issuable under the 2016 Plan was subject to customary adjustments in the event of stock splits, stock dividends, and certain other distributions on the Predecessor’s common stock.

Stock Options

Incentive awards were provided to employees pursuant to the 2016 Plan. These awards provided to employees generally vest over a four-year service plan, while awards provided to nonemployees vest immediately. The stock options issued by the Predecessor generally expire ten years from the grant date.

The following assumptions were used in connection with the Black-Scholes option pricing calculation as it relates to incentive stock option awards issued and outstanding at October 31, 2019:

Year	Share Value	Strike Price	Expected Term	Risk-free Interest Rate	Volatility	Forfeiture Rate
2016	$0.72	$0.72	4 years	0.88%	40%	33%
2017	$0.72 - $1.18	$0.72 - $1.18	4 years	0.88% - 1.46%	40% - 50%	20%
2018	$1.18	$1.18	4 years	2.52% - 2.74%	50%	21%

The activity of options issued to employees was as follows:

	Predecessor
Employees	Number of Options	Wtd. Avg. Exercise Price per Share	Aggregate Intrinsic Value (1)	Wtd. Avg. Remaining Contractual Term
Outstanding, January 1, 2019	815,689	$0.86		8.35

Forfeited or cancelled	(6,538)	1.81
Exercised	(18,464)	0.73	$-
Outstanding, October 31, 2019	790,687	$0.83		7.55

Vested and excercisable, October 31, 2019	568,909	$0.82		6.98

(1) The intrinsic value of a stock option is the amount by which market value of the underlying stock at the end of related period exceeds exercise price of the option.

The Predecessor also issued options to non-employees pursuant to the Predecessor’s operating agreement. The activity of options issued to non-employees was as follows:

	Predecessor
Non-Employees	Number of Options	Wtd. Avg. Exercise Price per Share
Outstanding, January 1, 2019	22,500	$0.72

Granted during 2019	-	-

Outstanding and exercisable, October 31, 2019	22,500	$0.72

The Predecessor’s net loss for the period January 1, 2019 to October 31, 2019 (Predecessor) included compensation expense related to the amortization of the Predecessor’s stock option awards of approximately $90,000. Due to the bankruptcy, there was no expected unamortized compensation expense at October 31, 2019.

Restricted Stock

The Predecessor awarded shares of restricted stock to various employees pursuant to the provisions of the Predecessor’s 2016 Plan. The awards generally vested over a four-year service period. The activity for the restricted stock was as follows:

	Number of Units	Wtd. Avg. Grant Date Fair Value
Unvested, January 1, 2019	399	$0.72
Vested	(399)	0.72
Unvested, October 31, 2019	-	-

Outstanding and vested, October 31, 2019	4,188	$0.72

There was no compensation expense related to the vesting of restricted stock for the period January 1, 2019 to October 31, 2019 (Predecessor).

Warrant

In May 2017, the Predecessor issued the term note payable holder a warrant to purchase 24,383 shares of series A preferred stock at a price of $3.281 per share pursuant to the Predecessor’s operating agreement. The warrant expires May 2027. No expense was recognized for the fair value of the warrant upon issuance as it was deemed insignificant by management. No shares were purchased under the warrant for the period January 1, 2019 to October 31, 2019.

In November 2018, the Predecessor issued the term note payable holder a warrant to purchase 40,718 shares of series B-2 preferred stock at a price of $6.000 per share pursuant to the Predecessor’s operating agreement. The warrant expires November 2028. No expense was recognized for the fair value of the warrant upon issuance as it was deemed insignificant by management. No shares were purchased under the warrant for the period January 1, 2019 to October 31, 2019.

NOTE 14 – Stockholder’s Deficit

The Company issued 12,500,000 shares of common stock to Bristol Luxury Group, LLC in conjunction with the conversion to a corporation in September 2020. Additionally, $8,000,000 of the Company’s debt held by Bristol Luxury Group, LLC was converted to shares of preferred stock, with the effective date of September 2020.

Preferred stock does not have the right to vote, except for protective voting rights with respect to certain actions, such as bylaw changes, liquidation, or actions dilutive to preferred stockholders. Preferred stock has a cumulative dividend rate of 12% per annum on the issue price of the preferred stock that accrues on a daily basis and a dividend rate of 14% on the amount of any previously accrued dividends not yet paid, which compounds monthly. Dividends are payable as declared by the Company’s Board of Directors. Holders of preferred stock receive dividends, when declared, and liquidation preferences over holders of common stock. Preferred stock is convertible to common stock at the option of the preferred stockholder.  As of December 31, 2020, there were un-declared dividends in the amount of $260,000.

NOTE 15 – Subsequent Events

The Paycheck Protection Program allows for second draws of loans, and in March 2021, the Company received an additional loan under the Paycheck Protection Program in the amount of $1,650,000. Management expects that the entire loan will be used for payroll, utilities and interest; therefore, management anticipates that the loan will be substantially forgiven. To the extent it is not forgiven, the Organization would be required to repay that portion at an interest rate of 1% over a period of five years, beginning December 2021.

On January 26, 2021, the Company adopted an equity-based incentive plan for employees. The plan permitted the issuance of up to 500,000 shares of common stock in the form of stock options. Subsequent to adoption of the plan, the Company granted 306,000 stock options to 53 employees.

On January 5, 2021, the Company commenced an offering of up to $25,875,000 of its Common Stock pursuant to Regulation A under the Securities Act of 1933. The Company is offering up to 2,500,000 shares of Common Stock at a price of $10.00 per share, plus up to 250,000 additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in our Offering Circular dated December 31, 2020 (the “Offering Circular”)) to investors based upon investment level. As of April 30, 2021, the Company had issued 63,329 shares of Common Stock and secured approximately $500,000 of net proceeds through the Regulation A Offering. The Regulation A Offering will run for a period of 12 months, and the Company continues to purse raising more funds through its marketing efforts.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1 Posting Agreement with StartEngine Primary LLC dated July 23, 2021+

1.2 Participating Dealer Agreement dated July 22, 2021+

2.1 Certificate of Conversion and Certificate of Incorporation* (1)

2.2 Bylaws*

2.3 Certificate of Correction to the Certificate of Incorporation of Sugarfina Corporation**

2.4 Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Sugarfina Holdings LLC**

2.5 Conformed Certificate of Incorporation of Sugarfina Corporation**

3.1 Exchange Agreement**

4.1 Form of Subscription Agreement*

6.1 Promissory Note**

6.2 Security Agreement*

6.3 Employment Agreement of Scott LaPorta*

6.4 Services Agreement between Sugarfina, Inc. and Loginam, LLC*

6.5 Sugarfina Corporation 2020 Equity Incentive Plan**

6.6 Option Award Agreement Pursuant to the Sugarfina Corporation 2020 Equity Incentive Plan**

6.7 First Amendment to Services Agreement***

6.8 Membership Interest Purchase Agreement +++

7.1 Asset Purchase Agreement by and among Sugarfina, Inc. and its subsidiaries and Sugarfina Acquisition Corp.*

8.1 Prime Trust, LLC Escrow Agreement*

11 Auditor Consent

12 Validity Opinion*

13 “Test the Waters” materials++

* Filed as an exhibit to the Sugarfina Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11352 and incorporated herein by reference).

** Filed as an exhibit to the Sugarfina Corp. Annual Report on Form 1-K (filed April 30, 2021, and incorporated herein by reference).

*** Filed as an exhibit to the Sugarfina Corp. Semiannual Report on Form 1-SA (filed September 15, 2021, and incorporated herein by reference).

+ Filed as an exhibit to the Sugarfina Corp. Current Report on Form 1-U (filed July 30, 2021, and incorporated herein by reference).

++ To be filed by amendment

+++ Portion of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on December 20, 2021.

Sugarfina Corporation

By:	/s/ Scott LaPorta
Scott LaPorta, Chief Executive Officer
Date: December 20, 2021

This Offering Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Scott LaPorta
Chief Executive Officer, Chief Financial Officer and Director
Date: December 20, 2021

By:	/s/ Brian Garrett
Brian Garrett, Vice President of Finance and IT
Date: December 20, 2021

By:	/s/ Paul L. Kessler
Paul L. Kessler, Director
Date: December 20, 2021

By:	/s/ Diana Derycz-Kessler
Diana Derycz-Kessler, Director
Date: December 20, 2021